Exhibit 10.1

UNITED STATES DISTRICT COURT FOR THE

EASTERN DISTRICT OF VIRGINIA

(Newport News Division)

In re LUMBER LIQUIDATORS HOLDINGS, INC. SECURITIES LITIGATION, This Document Relates To: Lead Case No. 4:15cv16 and Consolidated Case Nos. 4:15cv25 and 4:15cv30	) ) ) ) ) ) ) )	Master No. 4:13-cv-00157-AWA-DEM Hon. Arenda L. Wright Allen

STIPULATION OF SETTLEMENT

This Stipulation of Settlement, dated July 18, 2016 (“Stipulation” or “Settlement”), is made and entered into by and among the following parties, and by and through their respective counsel: (i) Lead Plaintiff Amalgamated Bank, as Trustee for the Longview 600 Small Cap Index Fund in the action captioned Amalgamated Bank, as Trustee for the Longview 600 Small Cap Index Fund v. Macon F. Brock, Jr., et al., Civil Action No. 4:15-cv-30; Plaintiff R. Andre Klein in the action captioned R. Andre Klein v. Macon F. Brock, Jr., et al., Civil Action No. 4:15-cv-16; and Plaintiff Phuc Doan in the action captioned Phuc Doan v. Macon F. Brock, Jr., et al., Civil Action No. 4:15-cv-25 (on behalf of themselves and derivatively on behalf of Lumber Liquidators Holdings, Inc.) (“Lumber Liquidators” or the “Company”) (collectively, the “Actions”); (ii) Defendants Thomas D. Sullivan, Douglas T. Moore, John M. Presley, Macon F. Brock, Jr., Peter B. Robinson, Martin F. Roper, Jimmie L. Wade, Nancy M. Taylor, Daniel E. Terrell, Carl R. Daniels, Robert M. Lynch, Jeffrey W. Griffiths, and William K. Schlegel (the “Settling Defendants”); and (iii) Nominal Party Lumber Liquidators Holdings, Inc. (Plaintiffs, Settling Defendants and Lumber Liquidators collectively, the “Settling Parties”). The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below in ¶1.24) upon Court approval and subject to the terms and conditions hereof.

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I.	BRIEF OVERVIEW OF THE ACTIONS

A.	Commencement and Consolidation of the Federal Derivative Actions

On March 11, 2015, plaintiffs Amalgamated Bank, Doan and Klein filed shareholder derivative actions on behalf of Lumber Liquidators for breach of fiduciary duty, corporate waste, unjust enrichment and other relief in the United States District Court for the Eastern District of Virginia. On May 27, 2015, the District Court consolidated these actions into the In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation, Civil Action No. 4:13-cv-00157-AWA-LRL and appointed Amalgamated Bank as Lead Plaintiff and Robbins Geller Rudman & Dowd LLP as Lead Counsel for the Federal Derivative Actions. See Dkt. No. 11.

On June 26, 2015, plaintiffs filed a Consolidated Shareholder Derivative Complaint for Breach of Fiduciary Duty of Loyalty, Corporate Waste, Unjust Enrichment and Conspiracy (“Consolidated Complaint”). See Dkt. No. 24. The Consolidated Complaint alleges that defendants are liable to Lumber Liquidators for causing the Company to violate the law by selling wood containing toxic levels of formaldehyde in violation of the California Air Resources Board’s Regulations (“CARB Regulations”), and wood sourced from the Russian Far East, a protected habitat, in violation of the Lacey Act. Id., ¶¶64-121. The Consolidated Complaint further alleges that a pre-suit demand upon the Board of Directors of Lumber Liquidators (the “Board”) is unnecessary because a majority of the directors face a substantial likelihood of liability for knowingly causing the Company to seek profits in violations of the law as described above. Id., ¶¶148-187.

B.	Defendants’ Motions to Dismiss

On July 24, 2015, the Company filed a motion to dismiss the Consolidated Complaint on the grounds that a pre-suit demand upon the Lumber Liquidators’ Board would not have been a useless and futile act, and therefore, is not excused. See Dkt. No. 45. Defendants also filed a motion to dismiss the Consolidated Complaint, arguing, among other things, that defendants did not breach their fiduciary duties owed to Lumber Liquidators and its shareholders but instead acted in good faith and in the best interest of Lumber Liquidators. Dkt. No. 42.

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On the same day, the Demand Review Committee filed a separate motion to stay the Federal Derivative Actions until such time the Demand Review Committee was able to “complete its work and the Board may act on the [Demand Review] Committee’s recommendation.” See Dkt. No. 37.

Plaintiffs filed their Oppositions to the Company and defendants’ motions to dismiss the Consolidated Complaint on August 14, 2015. See Dkt. Nos. 69, 71. In the Oppositions, plaintiffs argued, among other things, that demand futility existed because a majority of the Lumber Liquidators’ Board suffer from conflicts that render them unable to fairly and objectively consider a pre-suit demand. Id. The Oppositions argued that each defendant is liable to Lumber Liquidators for breach of fiduciary duty of loyalty, corporate waste, unjust enrichment, and conspiracy. Id.

On December 21, 2015, the District Court entered an Order in the related In re Lumber Liquidators Holdings, Inc. Securities Litigation, Civil Action No. 4:13-cv-157 denying the motion to dismiss filed by defendants in that action.

Thereafter, on February 29, 2016, the District Court denied the Company and defendants’ motions to dismiss the derivative claims in the Actions without prejudice. See Dkt. No. 155 at 4.

C.	Settlement Negotiations

On March 29, 2016, the parties engaged in mediation, overseen by the Hon. Daniel Weinstein (Ret.). The mediation involved the parties’ extended effort to settle the claims through extensive negotiations and consultation with experienced legal counsel who were fully competent to assess the strengths and weaknesses of their respective clients’ claims or defenses. The parties exchanged substantial mediation statements prior to participating in the mediation session with Judge Weinstein. Following lengthy, arm’s-length, and mediated negotiations, on May 16, 2016, the parties reached an agreement-in-principle to settle the Actions that was memorialized in a Memorandum of Understanding (the “MOU”) executed that day.

II.	CLAIMS OF PLAINTIFFS AND BENEFITS OF SETTLEMENT

Plaintiffs and Plaintiffs’ Counsel believe that the claims asserted in the Actions have merit. However, Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Actions against the Settling Defendants through trial and potential appeals. Plaintiffs and Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Actions, as well as the difficulties and delays inherent in such litigation. Plaintiffs and Plaintiffs’ Counsel also are mindful of the inherent problems of proof of, and possible defenses to, the claims asserted in the Actions. Based on their evaluation, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement set forth in this Stipulation is in the best interests of Lumber Liquidators and its stockholders.

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III.	THE SETTLING DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Settling Defendants have denied and continue to deny each and every one of the claims and contentions alleged by the Plaintiffs in the Actions. The Settling Defendants expressly have denied and continue to deny all allegations of wrongdoing or liability against them or any of them arising out of, based upon, or related to, any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Actions. Without limiting the foregoing, the Settling Defendants have denied and continue to deny, among other things, that they breached their fiduciary duties or any other duty owed to Lumber Liquidators or its stockholders, or that Plaintiffs, Lumber Liquidators, or its stockholders suffered any damage or were harmed as a result of any conduct alleged in the Actions or otherwise. The Settling Defendants have further asserted and continue to assert that at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of Lumber Liquidators and its stockholders.

Nonetheless, the Settling Defendants also have taken into account the expense, uncertainty and risks inherent in any litigation, especially in complex cases like the Actions, and that the proposed Settlement would, among other things: (a) bring to an end the expenses, burdens and uncertainties associated with continued litigation of the claims asserted in the Actions, (b) finally put to rest those claims and the underlying matters, and (c) confer benefits upon them, including further avoidance of disruption of their businesses and lives due to the pendency and defense of the Actions. Therefore, the Settling Defendants have determined that it is desirable and beneficial that the Actions, and all of the Settling Parties’ disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Pursuant to the terms set forth below, this Stipulation (including all of the Exhibits hereto) shall in no event be construed as or deemed to be evidence of an admission or concession by the Settling Defendants with respect to any claim of fault, liability, wrongdoing, or damage whatsoever.

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IV.	BOARD APPROVAL OF THE SETTLEMENT

On April 27, 2016, the Demand Review Committee of the Board of Directors of the Company, assisted by independent counsel, reviewed the Federal Derivative Actions, the State Derivative Actions, and the claims of the Demanding Stockholder and determined that pursuit of any of these claims was not in the best interests of the Company and its stockholders. On April 28, 2016, the Demand Review Committee of the Board of Directors of the Company, through its independent counsel, recommended that the full Board reach the same conclusion. On May 6, 2016, the full Board, advised by the Demand Review Committee's independent counsel, reviewed the report of the Demand Review Committee, and exercising its business judgment and mindful of its duties to stockholders, adopted the report of the Demand Review Committee. The full Board also reviewed the derivative settlement parameters, and exercising its business judgment and mindful of its duties to stockholders, approved the settlement. The full Board further resolved that the President and Chief Executive Officer, Chief Compliance and Legal Officer and any Senior Vice President of the Company were authorized and directed, in the name and on behalf of the Company, to negotiate and execute and deliver, or caused to be executed and delivered, any and all documents, agreements, certificates and instruments that may be necessary to or in furtherance of a settlement or final resolution of the Derivative Actions within the settlement parameters presented to the Board, and resolved that any such documents, agreements, certificates and instruments should be provided to the Chair of the Board prior to execution and delivery thereof. On July 11, 2016, Jill Witter, Chief Compliance and Legal Officer of the Company, confirmed that the Settlement set forth by the Stipulation is within the derivative settlement parameters approved by the Board. Before the Stipulation was executed or delivered, Nancy M. Taylor, Chair of the Board, received a copy of the Stipulation.

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V.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Plaintiffs (for themselves and derivatively on behalf of Lumber Liquidators), by and through their respective attorneys of record, the Settling Defendants and Lumber Liquidators, by and through their respective attorneys of record, that in exchange for the consideration set forth below, the Actions and Released Claims shall be fully, finally and forever compromised, settled, discharged, relinquished and released, and the Actions shall be dismissed with prejudice as to the Settling Defendants, upon and subject to the terms and conditions of this Stipulation, as follows:

1.	Definitions

As used in this Stipulation the following terms have the meanings specified below:

1.1      “Actions” means, collectively, the Federal Derivative Actions.

1.2      “Approval Date” means the date on which the Court enters the Judgment.

1.3      “Cash” means the cash payment of twenty-six million dollars ($26,000,000.00) to Lumber Liquidators, subject to the release by the Court of that amount of funds as the result of the Interpleader Action brought by the Insurers (described below in ¶1.14), to be used in the resolution of the Federal Class Action.

1.4      “Court” means the United States District Court for the Eastern District of Virginia.

1.5      “Defendants’ Counsel” means any counsel that has appeared of record or rendered legal services to any of the Settling Defendants in connection with any of the Actions.

1.6      “Demand Review Committee” means the independent Demand Review Committee established by Lumber Liquidators, consisting of Lumber Liquidators’ Directors Martin F. Roper, Nancy M. Taylor and Jimmie L. Wade.

1.7      “District Court Approval Order” means the Order Approving Derivative Settlement and Order of Dismissal with Prejudice, substantially in the form attached as Exhibit B hereto.

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1.8      “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of this Stipulation have been met and have occurred.

1.9      “Federal Class Action” means the related securities class action captioned In re Lumber Liquidators Holdings, Inc. Securities Litigation, No. 4:13-cv-00157-AWA-DEM pending in the United States District Court for the Eastern District of Virginia, Newport News Division.

1.10      “Federal Derivative Actions” means the consolidated proceedings entitled Amalgamated Bank, as Trustee for the Longview 600 Small Cap Index Fund v. Macon F. Brock, Jr., et al., Civil Action No. 4:15-cv-30; R. Andre Klein v. Macon F. Brock, Jr., et al., Civil Action No. 4:15-cv-16; Phuc Doan v. Macon F. Brock, Jr., et al., Civil Action No. 4:15-cv-25, pending in the United States District Court for the Eastern District of Virginia, Newport News Division.

1.11      “Final,” with respect to the Judgment, means the time when the Judgment has not been reversed, vacated, or modified in any way and is no longer subject to appellate review, either because of disposition on appeal and conclusion of the appellate process or because of passage, without action, of time for seeking appellate review. More specifically, it is that situation when: (1) either no appeal has been filed and the time has passed for any notice of appeal to be timely filed in the Actions; or (2) an appeal has been filed and the court(s) of appeal has/have either affirmed the Judgment or dismissed that appeal and the time for any reconsideration or further appellate review has passed and the appellate court mandate(s) has/have issued; or (3) a higher court has granted further appellate review and that court has either affirmed the underlying Judgment or affirmed the court of appeal’s decision affirming the Judgment or dismissing the appeal. However, any appeal or proceeding seeking subsequent review pertaining solely to an order issued with respect to attorneys’ fees, costs or expenses shall not in any way delay or preclude the Judgment from becoming Final.

1.12      “Insurance Policies” means the insurance policies issued by the Insurers to Lumber Liquidators described in the Interpleader Action.

1.13      “Insurance Proceeds” means $26,000,000, which constitutes the remaining limits of liability under the Insurance Policies.

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1.14      “Insurers” means, collectively, Star Indemnity & Liability Co., Travelers Casualty and Surety Company of America, Liberty Insurance Underwriters, Inc., ACE American Insurance Company, Continental Casualty Company, and Aspen American Insurance Company.

1.15      “Interpleader Action” means the action to be filed by the Insurers as described in ¶¶4.5-4.6.

1.16      “Judgment” means a judgment, substantially in the form and substance attached as Exhibit C hereto, rendered by the Court in the Actions upon its final approval of the Settlement.

1.17      “Lead Plaintiff” means Amalgamated Bank, as Trustee for the Longview 600 Small Cap Index Fund.

1.18      “Lumber Liquidators” or the “Company” means Lumber Liquidators Holdings, Inc., including, but not limited to, its predecessors, successors, partners, joint ventures, subsidiaries, affiliates, divisions, and assigns.

1.19      “Lumber Liquidators’ Counsel” means any counsel that has appeared of record or rendered legal services to Lumber Liquidators in connection with any of the Actions.

1.20      “Person” or “Persons” means an individual, corporation, limited liability company, professional corporation, limited liability partnership, partnership, limited partnership, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any other business or legal entity, and each of their spouses, heirs, predecessors, successors, representatives, or assignees.

1.21      “Plaintiffs” means, collectively, Amalgamated Bank, as Trustee for the Longview 600 Small Cap Index Fund, R. Andre Klein, and Phuc Doan.

1.22      “Plaintiffs’ Counsel” means any counsel that has appeared of record or rendered legal services to any of the Plaintiffs in connection with any of the Actions.

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1.23      “Related Parties” means: (i) as to Lumber Liquidators, each and every one of Lumber Liquidators’ past or present directors, officers, managers, employees, partners, agents, representatives, attorneys (including Lumber Liquidators’ Counsel), accountants, advisors, administrators, auditors, banks, insurers, co-insurers, re-insurers, fiduciaries, consultants, experts, successors, subsidiaries, predecessors, affiliates, divisions, joint ventures, assigns, assignees, general or limited partners or partnerships, limited liability companies, any entity in which Lumber Liquidators has a controlling interest, and all officers, directors and employees of Lumber Liquidators’ current and former subsidiaries, and (ii) as to the Settling Defendants, for each of them (1) each spouse, immediate family member, heir, executor, estate, beneficiary, administrator, agent, attorney (including Defendants’ counsel), accountant, auditor, bank, insurer, co-insurer, re-insurer, advisor, consultant, expert, or affiliate of any of them, (2) any trust in respect of which any Settling Defendant, or any spouse or family member thereof serves as a settlor, beneficiary or trustee, and (3) any entity in which a Settling Defendant, or any spouse or immediate family member thereof, holds a controlling interest or for which a Settling Defendant has served as an employee, director, officer, managing director, advisor, general partner, limited partner, or member and any collective investment vehicle which is advised or managed by any of them.

1.24      “Released Claims” means all claims, demands, rights, liabilities and claims for relief of every nature and description whatsoever, known or Unknown (as set forth in ¶1.32), whether arising under federal, state, common or foreign law brought by Plaintiffs, Lumber Liquidators, or any Lumber Liquidators stockholder derivatively on behalf of Lumber Liquidators, (i) that were asserted in any of the complaints in the Actions, or (ii) that could have been asserted in the Actions by Plaintiffs, Lumber Liquidators, or any Lumber Liquidators stockholder derivatively on behalf of Lumber Liquidators against the Settling Defendants in any forum that arise out of or are based upon the allegations, transactions, facts, matters or occurrence, representations or omissions, or circumstances set forth, or referred to in the complaints in the Actions.

1.25      “Released Persons” means the Settling Defendants, Lumber Liquidators and their respective Related Parties.

1.26      “Securities Holders” means any and all individuals or entities that hold or beneficially own, directly or indirectly, common stock of Lumber Liquidators on or before the Approval Date.

1.27      “Settlement” means the terms and conditions contained in this Stipulation.

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1.28      “Settling Defendants” means Defendants Thomas D. Sullivan, Douglas T. Moore, John M. Presley, Macon F. Brock, Jr., Peter B. Robinson, Martin F. Roper, Jimmie L. Wade, Nancy M. Taylor, Daniel E. Terrell, Carl R. Daniels, Robert M. Lynch, Jeffrey W. Griffiths, and William K. Schlegel.

1.29      “Settling Parties” means, collectively, each of the Plaintiffs, the Settling Defendants and Lumber Liquidators.

1.30      “State Derivative Actions” refers to the following purported derivative matters filed in the Virginia and Delaware state courts alleging claims similar or identical to those made in the Actions and based upon the same facts and circumstances alleged in the Actions: McBride v. Sullivan, et al., Case No. LCL15-000453-00 (Va. Cir. Ct.) and Costello v. Sullivan, et al., Case No. CA10764 (Del. Ch.).

1.31      “Stipulation” means this Stipulation of Settlement dated July 18, 2016 and its Exhibits.

1.32      “Unknown Claims” means any and all Released Claims that any Plaintiff, Lumber Liquidators or any Lumber Liquidators stockholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons, including claims which, if known by him, her or it, might have affected his, her or its settlement with, and release of the Released Persons, or might have affected his, her or its decision not to object to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs, Lumber Liquidators, and its stockholders shall be deemed to have, and by operation of the Judgment shall have, expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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Further, with respect to any and all claims released pursuant to ¶¶5.1, 5.3 below, the Settling Parties stipulate and agree that, upon the Effective Date, each of the Released Persons shall expressly waive, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any jurisdiction or any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542. Plaintiffs, Lumber Liquidators, and each Lumber Liquidators stockholder may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge, and the Lumber Liquidators stockholders shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part.

2.	Consideration

2.1      The Settlement will provide for the payment of $26,000,000 (the “Cash”) to Lumber Liquidators, for the resolution of the Federal Class Action, pending in the Court, subject to the release by the Court of that amount of funds as the result of the Interpleader Action (described in ¶4.5 below) brought by the Insurers. Settling Defendants and the Company agree that in no event shall any Lumber Liquidators’ cash or Settling Defendants’ cash (beyond the net insurance proceeds Settling Defendants and Lumber Liquidators receive from the Insurers) be paid to resolve the Federal Class Action.

2.2      The Cash is to be paid to Lumber Liquidators by the registry of the Court. The Company will use the Cash for the resolution of the Federal Class Action. Subject to the release of the funds from the registry of the Court, the amount is due and payable no later than ten (10) calendar days after preliminary approval of the Settlement and shall be paid to Lumber Liquidators no later than five (5) calendar days after final decision of the Interpleader Action pursuant to ¶4.5 below.

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2.3      The Settling Defendants shall have no obligation for any portion of the Cash payments, which shall be paid solely by the Insurers. The Settling Parties agree that the total monetary value of the Settlement, payable as set forth above, is $26,000,000.

2.4      Plaintiffs and Lumber Liquidators have conducted extensive negotiations over an extended period of time regarding certain corporate governance policies related to, among other things, the Company’s compliance with the Lacey Act, CARB Regulations, and other applicable laws, rules and regulations regarding formaldehyde emissions. Lumber Liquidators shall, based upon those negotiations and in connection with the prosecution and settlement of the Actions, within 60 days following final approval of the Settlement by the Court, adopt and keep in place for a period of at least five (5) years the corporate governance policies in ¶3 below.

2.5      Lumber Liquidators acknowledges and agrees that the Cash and corporate governance policies set forth in ¶¶2.1 and 3 confer substantial benefits upon Lumber Liquidators and its stockholders. Lumber Liquidators also acknowledges that the commencement, prosecution, and settlement of the Actions were material and substantial factors for the Company’s decision to use the $26,000,000 in insurance proceeds (and no money from the Company) for the resolution of the Federal Class Action and to adopt, implement, and maintain the corporate governance reforms set forth in in ¶3 below.

3.	Corporate Governance Policies

a.	Board Composition and Practices

3.1      Modified Plurality Voting. The Company will adopt a “modified plurality” approach to shareholder voting for directors. Under this approach, a director who does not receive a majority vote would agree to submit his/her resignation. However, the Board is not legally obligated to accept, and can take other factors into consideration, including (but not limited to) the individual’s history on the Board, relevant outside work experience, knowledge of industry, and knowledge of regulatory requirements, and choose to retain the director if the director otherwise received the highest number of shares voted.

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3.2      Separate Chairman and Chief Executive Officer (“CEO”). The Board shall include a provision in the Company’s Bylaws which requires the separation of the roles of CEO and Chairman of the Board and that the Chairman must be a fully independent director of the Board.

3.3      In addition to the duties of all Board members (which shall not be limited or diminished by the Chairman’s role), the Chairman shall be responsible for the following functions: (i) timing and agendas for Board meetings; (ii) nature, quantity and timing of information provided to the independent directors by the Company’s management; (iii) retention of counsel or consultants who report directly to the Board; (iv) implementation of corporate governance policies and procedures, including assisting the chair of the various Board committees as requested; (v) receiving reports from the Nominating and Corporate Governance Committee regarding compliance with and implementation of corporate governance policies; (vi) receiving reports from the Nominating and Corporate Governance Committee regarding governance policies; and (vii) evaluating, along with the Compensation Committee, CEO performance. The Chairman should share any reports received by Board committees with the full Board as appropriate.

3.4      Limitation on Other Boards. The Board shall include a provision in the Company’s Bylaws which requires that independent directors may sit on no more than two other public boards, including Chairman. The CEO may sit on no more than one other public board. Directors and officers may not serve as Board members for companies that directly compete with Lumber Liquidators.

3.5      Authorization to Retain Counsel. The Board’s committees shall have standing authorizations, at their discretion, to obtain legal or other advisors of their choice, who shall report directly to the Board or the committee.

3.6      Charters. Each standing committee of the Board should have a written charter, which is made available to the public on Lumber Liquidators’ website, and requires that the committee meet no fewer than three times per year.

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3.7      Director Education. Current directors shall attend a program specifically designed as directors’ education no later than the end of their current term (if standing for reelection). New directors must attend within six (6) months of joining the Board. Thereafter, the Nominating and Corporate Governance Committee in coordination with the Chief Compliance Officer (“CCO”) and Chief Legal Officer (“CLO”) will develop and implement an ongoing annual education program for directors.

3.8      New Director. The Company shall agree to the one-time appointment to the Board of Directors of a candidate agreeable to Lead Plaintiff and the Company. The candidate shall meet the criteria for a Lumber Liquidators’ director as set forth in the Company’s Corporate Governance Guidelines. If at least one of the candidate(s) already proffered by Lead Plaintiff are not agreed to by Lumber Liquidators or, should all candidates decline to serve, the Company, utilizing mutually agreed upon search criteria, shall in good faith conduct a search for new director candidate(s) through the following process:

(a)	Employ a nationally recognized search firm to work together with Lead Plaintiff’s corporate governance expert to engage in a general search for a slate of at least five (5) candidates. Lead Plaintiff, in consultation with its corporate governance expert and Lumber Liquidators’ shareholders, as appropriate, shall propose a slate of at least five (5) additional candidates. All candidates selected shall meet the qualifications identified by Lead Plaintiff’s corporate governance expert and Lumber Liquidators.

(b)	If Lead Plaintiff and Lumber Liquidators are unable to, in good faith, mutually agree upon the selection of one of these candidates, the selection shall be made by Judge Weinstein or Jed Melnick as the mediators of the settlement of the Federal Derivative Actions.

(c)	At the conclusion of the search process, but in no event later than six (6) months after final approval of this Settlement, Lumber Liquidators shall, in good faith, appoint a director candidate to the Lumber Liquidators’ Board identified pursuant to this process to serve for at least one (1) term.

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3.9      Board Evaluation of Stockholder Proposals. The Board shall include a provision in the Company’s Bylaws which requires that stockholder proposals be evaluated by the directors as follows:

(a)	The Company shall distribute to the entire Board all proposals received by the Company. After the distribution to the Board, and before the making of any recommendation to the Board or any of its members concerning a response, approval or disapproval, Lumber Liquidators’ law department and senior management shall discuss with the Chair of any Board committee responsible for oversight of the subject matter of the proposal, if applicable, the financial, legal, practical and social implications of approval and implementation of the proposal;

(b)	Where a stockholder proposal has been made by any stockholder holding at least 2% of the Company’s outstanding shares as of the Company’s last-filed Form 10-Q or 10-K, the Company shall timely contact the proponent of the proposal to arrange a teleconference or an in-person meeting to discuss the proposal and its financial, legal, social and practical implications. If the proponent agrees to a meeting or teleconference, the Chair of any Board committee responsible for the oversight of the subject matter of the proposal shall attend;

(c)	Lumber Liquidators’ law department and senior management, shall make a recommendation to the Board committee responsible for oversight of the subject matter of the proposal concerning whether to include or exclude the shareholder proposal in the proxy and/or to submit a no-action request to the SEC pursuant to Securities Exchange Act of 1934 §14(a), and SEC Rule 14a-8, promulgated thereunder;

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(d)	Before the filing of a proxy statement, which makes a recommendation concerning any stockholder proposal, a draft of the recommendation shall be reviewed and approved by the Board; and

(e)	The Board is authorized at its discretion to engage outside counsel or other advisors to assist in their review of any shareholder proposal at the expense of the Company.

3.10      Stockholder Meetings. Each member of the Board shall be expected to attend each annual stockholder meeting in person.

3.11      Stockholders shall have the right in general meetings to ask questions, both orally and in writing and receive answers and discussion from the CEO and Board. Such discussion shall take place regardless of whether questions have been submitted in advance.

3.12      Polls should remain open at the annual meeting until all agenda items have been discussed.

b.	Regulatory Affairs Committee

3.13      The Board shall establish a Regulatory Affairs Committee focused on overseeing the regulatory affairs specific to Lumber Liquidators. The Committee shall familiarize itself with all aspects of the applicable industry law.

3.14      The Regulatory Affairs Committee shall oversee the processes by which Lumber Liquidators conducts its business so that the Company shall do so in a manner that complies with laws and regulations and reflects the highest standards of integrity. The Committee shall review and make recommendations regarding policies, practices, and procedures for compliance with industry laws.

3.15      The Regulatory Affairs Committee shall review Company policy for contracts with contractors, suppliers, vendors and similarly situated persons and the financial arrangements provided to ensure that such persons are not incentivized in a way that would cause Lumber Liquidators to violate any applicable environmental laws, rules and/or regulations. The Board will have the authority to grant additional authority/oversight to this Committee.

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c.	Compensation Reforms

3.16      Ban on Stock Pledges. The Board shall establish a ban on stock hedging and/or pledging prohibiting a director from hedging and/or pledging any of the equity securities in connection with a margin or similar loan transaction.

3.17      Clawback Policy. To the extent permitted by law, if the Board, or a Committee thereof, determines that any bonus, incentive payment, equity award or other compensation has been awarded or received by an executive officer of the Company, as defined by Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct, then the Board or a Committee thereof shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances. Further, following a restatement of the Company’s financial statements, the Company shall recover any compensation received by the CEO and CFO that is required to be recovered by Section 304 of Sarbanes-Oxley Act of 2002. In determining whether to recover a payment, the Board shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation. The Board shall have sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

3.18      Stock Holdings Guidelines. The Board shall adopt a policy regarding stock holding guidelines for certain executives and directors with the following provisions:

(a)      Company personnel will be required to maintain the following minimum stock holdings: (i) CEO – 5 times base salary, (ii) Founder – 2.5 times base salary, (iii) Non-employee directors – 2.5 times annual cash retainer, and (iv) Executive officers – 1 times base salary.

(b)      Shares can be owned directly or indirectly through immediate family members in the same household or a trust. The shares can include vested shares of restricted stock, shares underlying in-the-money options, or shares held in the outside director deferral plan.

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(c)      The time period for implementing compliance is 5 years after adoption of policy or assuming a relevant position.

(d)      Once the required level is reached, the individual must continuously own the shares. If the individual falls below the required holdings solely due to a decline in the value of the shares, then they may be granted a hardship exemption at the discretion of the Board.

(e)      The Board shall disclose in its annual Proxy statement filed with the SEC when an individual falls out of compliance with the stock holding provision and when those individuals regain compliance with these provisions.

d.	Corporate Discipline, Termination and Whistleblowers

3.19      Chief Compliance Officer. The Chief Compliance Officer shall be responsible for promoting Lumber Liquidators’ worldwide compliance with applicable laws and rules and with Lumber Liquidators’ Code of Business Conduct and Ethics. The Chief Compliance Officer shall be responsible for overseeing development of a comprehensive legal compliance and ethics program designed to evaluate, to maintain and, when needed, to correct compliance with federal and state rules and regulations and the Code of Conduct. The Chief Compliance Officer shall be responsible for reviewing and suggesting improvements to Lumber Liquidators’ existing procedures for receipt, retention and consideration of reports or evidence of violations of applicable federal or state law or the Code of Business Conduct and Ethics, in consultation with the Audit Committee.

3.20      Except as would be deemed the responsibility of the internal audit function, the Chief Compliance Officer shall be responsible for internal investigations into violations of Lumber Liquidators’ policies or applicable laws. When a violation of federal or state law or the Code of Business Conduct and Ethics appears to have occurred, the Chief Compliance Officer shall be responsible for determining whether an investigation is necessary.

3.21      The Chief Compliance Officer shall notify the Audit Committee of all material investigations that have been initiated and shall retain such assistance as he/she deems necessary to conduct the investigation.

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3.22      At the conclusion of any investigation, the Chief Compliance Officer (in consultation with the Audit Committee) shall:

(a)      Determine whether a violation has occurred, is ongoing or is about to occur;

(b)      Recommend (as necessary) that Lumber Liquidators implement appropriate responses to any violation; and

(c)      Inform the Audit Committee of the results of any such material investigation and any recommended remedial measures.

3.23      The Chief Compliance Officer will make quarterly reports to the Audit Committee (or other committee as directed by the Board) and annual reports to the full Board.

3.24      The Chief Compliance Officer shall be responsible for reviewing every situation in which a Lumber Liquidators’ employee is adjudicated by a court of law to have violated a U.S. federal or state statute in connection with his/her employment by Lumber Liquidators. Presumptively, any employee adjudicated to have violated a U.S. federal or state criminal statute in connection with his/her employment by Lumber Liquidators shall be terminated for cause and receive no severance payments in connection with the termination. If the Chief Compliance Officer determines that such termination is not warranted, he/she shall so recommend to the Audit Committee, which will act upon his/her recommendation in its discretion.

3.25      Code of Conduct. The Board shall cause the following clause to be inserted into the Company’s Code of Business Conduct and Ethics:

You are expected to be familiar with all legal and regulatory provisions that relate to the performance of your job, and you must follow the spirit as well as the letter of such laws and regulations in your business dealings. No officer, employee and/or director of Lumber Liquidators has any authority to engage in conduct inconsistent with applicable U.S. laws and regulations, or to authorize, direct or condone such conduct by any other person.

3.26      The Audit Committee shall, within the next 3 years, review the current version of the Code of Business Conduct and Ethics and shall consider amendments thereto that provide recipients with more detailed discussions of those laws and regulations that have a material effect on Lumber Liquidators’ business and operations.

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3.27      Confidential Whistleblower Program. The Board shall require management to adopt written policies protecting whistleblowers, and include such policy on the Company’s website. The Company’s Whistleblower Policy shall:

(a)	Encourage interested parties to bring forward ethical and legal violations and/or a reasonable belief that ethical and legal violations have occurred to the Audit Committee and the Chief Compliance Officer so that action may be taken to resolve the problem. Material complaints shall be reviewed by the Audit Committee.

(b)	The policy shall communicate effectively that Lumber Liquidators is serious about adherence to its codes of conduct and that whistleblowing is an important tool in achieving this goal.

3.28      The Whistleblower Program – with the endorsement of the Board and the most senior management of the Company – must adequately notify employees, independent contractors and vendors of Lumber Liquidators of the following:

(a)	executives may be subject to criminal penalties, including imprisonment, for retaliation against whistleblowers;

(b)	whistleblower complaints may be directed to both the Audit Committee and the Chief Compliance Officer, and the complaints will be handled by these parties anonymously and, to the extent possible, in confidence, unless requested by the whistleblower;

(c)	if a whistleblower brings his or her complaint to an outside regulator or other governmental entity, he or she will be protected by the terms of the Whistleblower Program just as if he or she directed the complaint to the Audit Committee and/or the Chief Compliance Officer;

(d)	if an employee is subject to an adverse employment decision as a result of whistleblowing, the employee must file a complaint with the Department of Labor within 90 days of the alleged violation (a failure to report such claims within the 90 day window do not foreclose any other available legal remedy); and

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(e)	it is both illegal and against Lumber Liquidators’ policy to discharge, demote, suspend, threaten, intimidate, harass or in any manner discriminate against an individual for engaging in the act of whistleblowing.

3.29      The Company shall provide a Whistleblower Telephone Hotline to assist on matters pertaining to corruption, fraud or similar unlawful activities at Lumber Liquidators, with alternative reporting mechanisms including suggestion boxes or email address.

3.30      The Company will remind employees of whistleblowing options and whistleblower protections in employee communications provided at least twice a year on the Company’s intranet.

e.	Policy on Lobbying and Political Contributions

3.31      The Board shall include a provision in the Company’s Bylaws which limits the use of corporate funds and other assets for governmental lobbying and political campaigns as follows:

3.32      The Board shall insure that any Company lobbying or political activity is conducted solely for promoting the commercial interests of Lumber Liquidators as a whole and is in the interests of its stockholders. The Board shall insure that lobbying and political spending do not reflect narrow political preferences of the Company’s executives that have little or no bearing on Lumber Liquidators’ own commercial performance.

4.	Settlement Procedures

a.	The Federal Derivative Actions

4.1      After execution of this Stipulation, Lead Plaintiff shall submit the Stipulation together with its Exhibits to the Court and shall move for entry of an order substantially in the form of Exhibit A hereto (the “Preliminary Approval Order”), requesting, among other things, the preliminary approval of the Settlement set forth in the Stipulation, and approval for the filing and publication of the Settlement Notice, substantially in the forms attached hereto as Exhibits A-1 (“Long-Form Notice”) and A-2 (“Short-Form Notice”; the Long-Form Notice and Short-Form Notice collectively, the “Settlement Notice”), which shall include the general terms of the Settlement set forth in the Stipulation and the date of the Settlement Hearing as described below.

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4.2      Within five (5) business days following the Court’s entry of the Preliminary Approval Order, Lumber Liquidators shall cause the Stipulation and Long-Form Notice to be filed with the SEC via a Form 8-K or other appropriate filing, and publish the Short-Form Notice one time in Investor’s Business Daily. The SEC filing will be accessible via a link on the “Investor Relations” page of http://investors.LumberLiquidators.com, the address of which shall be contained in the Settlement Notice.

4.3      Plaintiffs will also request that on November 17, 2016, the Court hold a hearing in the Actions (the “Settlement Hearing”) to consider and determine whether the District Court Approval Order and the Judgment, substantially in the forms of Exhibits B and C hereto, should be entered: (a) approving the terms of the Settlement as fair, reasonable and adequate; and (b) dismissing with prejudice the Actions against the Settling Defendants.

4.4      Pending the Effective Date, all proceedings and discovery in the Actions shall be stayed except as otherwise provided herein, and the Settling Parties shall not file or prosecute any other actions or proceedings relating to the Settlement. To the extent necessary, the Settling Parties will take all reasonable steps to maintain the stay of proceedings in the State Derivative Actions as well.

b.	The Interpleader Action

4.5      The Insurers shall deposit into the registry of the Court the Insurance Proceeds as soon as practicable following the entry of an Order by the Court in the Interpleader Action granting the Insurers’ Motion to Deposit the Insurance Proceeds and authorizing the Clerk of the Court to accept the Insurance Proceeds (the “Motion to Deposit”). The Insurers shall file the Motion to Deposit simultaneously with the filing of the Interpleader Action. The Insurance Proceeds shall be disbursed by the Clerk of the Court to the escrow account established pursuant to the Federal Class Action settlement if and to the extent a Final decision in the Interpleader Action authorizes such disbursement.

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4.6      In connection with the Settlement of the Actions, within seven (7) business days of Lead Plaintiff’s filing the Stipulation with the Court, the Insurers will file the Interpleader Action with the Court, provided that the Settling Parties notify the Insurers ten (10) business days in advance of the date on which they intend to file the Stipulation with the Court. The Insurers will designate the Interpleader Action as related to the Federal Derivative Actions and the Federal Class Action. The Insurers will submit to the registry of the Court the remaining limits of the Insurance Proceeds, as required pursuant to the Interpleader Action and as provided in ¶4.5 above, and will seek a complete discharge of their obligations under their respective Insurance Policies and at law. The Insurers are and will remain neutral regarding an appropriate allocation of the Insurance Proceeds and the Settling Parties will not oppose or otherwise object to the Insurers’ efforts to obtain a judicial discharge of their obligations under the Insurance Policies and at law. The Settling Parties will request and advocate to the Court for payment of the Insurance Proceeds to the Company subject to its use in settling the Federal Class Action. Lumber Liquidators will seek, in good faith and using best efforts, releases from all persons or entities that might have a claim or entitlement to the Insurance Proceeds prior to the filing of the Interpleader Action. Defendants and the Federal Class Action defendants will provide standard claims and policy releases to the Insurers with respect to the Federal Derivative Actions, the Federal Class Action, the facts and matters alleged in or underlying the Federal Derivative Actions or the Federal Class Action and the Insurance Policies.

4.7      Lead Plaintiff, and all Insurers acting in unison, will each have the right to terminate the Settlement and this Stipulation if the Insurers do not obtain in the Interpleader Action a full allocation of the $26,000,000 to the Company and a complete, final judicial discharge of their obligations under the policies. Should the Insurers choose to terminate the settlement agreement pursuant to the terms of this paragraph, they must simultaneously terminate the settlement agreement in both the Federal Class Action and the Federal Derivative Actions.

5.	Releases

5.1      Upon the Effective Date, as defined in ¶7.1, Plaintiffs (acting on their own behalf and derivatively on behalf of Lumber Liquidators and its stockholders), Lumber Liquidators, all other Securities Holders, and the Company, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Judgment shall have, fully, finally, and forever compromised, settled, released, resolved, relinquished, waived and discharged and dismissed with prejudice each and every one of the Released Claims against the Released Persons.

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5.2      Upon the Effective Date, as defined in ¶7.1, Plaintiffs (acting on their own behalf and derivatively on behalf of Lumber Liquidators and its stockholders), Lumber Liquidators and any Person acting on behalf of Lumber Liquidators, all other Securities Holders, and the Company, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Claims against any of the Released Persons. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

5.3      Upon the Effective Date, as defined in ¶7.1, each of the Released Persons, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Judgment shall have, fully, finally, and forever compromised, settled, released, resolved, relinquished, waived and discharged each and all of the Plaintiffs and Plaintiffs’ Counsel and all current Lumber Liquidators stockholders (solely in their capacity as Lumber Liquidators stockholders) from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Actions or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

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5.4      Upon the Effective Date, as defined in ¶7.1, Plaintiffs (acting on their own behalf and derivatively on behalf of Lumber Liquidators and its stockholders), Lumber Liquidators and any Person acting on behalf of Lumber Liquidators additionally release and discharge the Settling Defendants from any and all claims by the Plaintiffs (acting on their own behalf and derivatively on behalf of Lumber Liquidators and its stockholders), Lumber Liquidators and any Person acting on behalf of Lumber Liquidators for: (a) the clawback of any monies that have or will be advanced to the Settling Defendants for legal fees and expenses incurred through the date of this Stipulation (subject to the Company’s right to seek a clawback of up to $50,000 in legal fees and expenses per Settling Defendant incurred prior to such date and related to any governmental proceedings), and (b) the clawback of any monies that will be advanced to the Settling Defendants for legal fees and expenses incurred after the date of this Stipulation to the extent such legal fees and expenses are incurred in connection with or related to the Federal Derivative Actions or the Federal Class Action (but not (i) any governmental proceedings, or (ii) proceedings unrelated to the facts and circumstances at issue in the Federal Derivative Action or the Federal Class Action). Notwithstanding the release of the clawback rights set forth above, Lumber Liquidators or anyone acting on behalf of the Company, including stockholders, do not release any right or claim, including derivative claims, against the Settling Defendants or any other Person for the clawback of any other advancement for legal fees or expenses incurred after the date of this Stipulation in the event circumstances arise where the payment of such legal fees or expenses by the Company, or the Company’s failure to clawback such legal fees or expenses, would be illegal or impermissible under Delaware law.

5.5      Lumber Liquidators acknowledges that it has pre-existing indemnification and advancement obligations to its current and former officers, directors and employees, including everyone who has filed claims under the policies. Following payment of the Cash into the escrow account, Lumber Liquidators will continue to honor its pre-existing indemnification/advancement obligations for its directors, officers and employees in all pending securities and derivative litigation, as well as all pending regulatory and government investigations; and will pay legal costs incurred by its directors, officers and employees in all pending securities and derivative litigation, as well as all pending regulatory and government investigations, consistent with its indemnification/advancement obligations and/or authority under Lumber Liquidators’ Bylaws and the Delaware General Corporation Law. Nothing in this Stipulation should be construed to limit the pre-existing indemnification and advancement obligations that Lumber Liquidators has to its current and former officers, directors, and employees.

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6.	Plaintiffs’ Counsel’s Separately Negotiated Attorneys’ Fees and Expenses

6.1      After negotiating the principal terms of the Settlement, counsel for Lead Plaintiff and Lumber Liquidators, acting by and through its counsel, with the assistance of the Honorable Daniel Weinstein (Ret.), separately negotiated the attorneys’ fees and expenses the Company would pay to Plaintiffs’ Counsel based on the substantial benefits conferred upon Lumber Liquidators by the Settlement. In light of the substantial benefits conferred by Plaintiffs’ Counsel’s efforts, Lumber Liquidators, acting by and through its Board of Directors, has agreed to pay $5,000,000 in attorneys’ fees and expenses, subject to Court approval (the “Fee and Expense Amount”). The Company and its primary Side A only insurer shall each contribute half of the Fee and Expense Amount.

6.2      Upon final approval by the Court, the separately negotiated Fee and Expense Amount shall be paid to Robbins Geller Rudman & Dowd LLP, as receiving agent for Plaintiffs’ Counsel, within five (5) business days after final approval of the Settlement by the Court, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to Plaintiffs’ Counsel’s several obligation to make appropriate refunds or repayments if, and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, approval of the Settlement is denied or overturned. Neither Lumber Liquidators nor any other Released Persons shall have any obligations with respect to Plaintiffs’ Counsel’s fees and/or expenses beyond the Fee and Expense Amount.

7.	Conditions of Settlement; Effect of Disapproval, Cancellation or Termination

7.1      The Effective Date shall be conditioned on the occurrence of all of the following events:

(a) the Lumber Liquidators Board of Directors has approved the Settlement and each of its terms, including the separately negotiated Fee and Expense Amount;

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(b)      $26,000,000 has been transferred from the registry of the Court to via the Interpleader Action to the escrow account established pursuant to the Federal Class Action settlement for payment in the Federal Class Action;

 (c)      the Court has entered the District Court Approval Order, substantially in the form of Exhibit B attached hereto; and the Court has entered the Judgment, substantially in the form of Exhibit C attached hereto; and

(d)      the Judgment has become Final.

7.2      If any of the conditions specified in ¶7.1 are not met, then the Stipulation shall be canceled and terminated subject to the provisions of ¶7.4, unless counsel for the Settling Parties mutually agree in writing to proceed with an alternative or modified Stipulation and submit it for Court approval.

7.3      The Settling Parties shall each have the right to terminate the Settlement and this Stipulation, by providing written notice of their election to do so (“Termination Notice”) to the other parties to this Stipulation within thirty (30) days of: (a) the Court’s final refusal to enter the District Court Approval Order in any material respect; (b) the Court’s final refusal to enter the Judgment in any material respect as to the Settlement; or (c) the date upon which the Judgment is modified or reversed in any material respect by the United States Court of Appeals for the Fourth Circuit or the United States Supreme Court. The provisions of ¶7.4 below shall apply to any termination under this paragraph. However, any decision or proceeding, whether in this Court or any appellate court, with respect to an application for attorneys’ fees or payment of litigation expenses shall not affect the finality of any Judgment and shall not be grounds for termination of the Settlement.

7.4      If for any reason this Stipulation is terminated, or is cancelled, or otherwise fails to become effective for any reason:

(a)      The Settling Parties, Released Persons and Related Parties shall be restored to their respective positions that existed immediately prior to the date of execution of this Stipulation;

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(b)      All negotiations, proceedings, documents prepared and statements made in connection with this Stipulation shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by a Settling Party of any act, matter, or proposition and shall not be used in any manner for any purpose (other than to enforce the terms remaining in effect) in any subsequent proceeding in the Actions or in any other action or proceeding; and

(c)      The terms and provisions of the Stipulation, with the exception of the provisions of ¶6.2, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Actions or in any other proceeding for any purpose, and any judgment or orders entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

7.5      No order of the Court or modification or reversal on appeal of any order of the Court concerning the amount of attorneys’ fees, costs, expenses and interest awarded by the Court to Plaintiffs’ Counsel shall constitute grounds for cancellation or termination of the Stipulation, affect the enforceability of the Stipulation, or delay or preclude the Judgment or Alternate Judgment, if applicable, from becoming Final.

8.	Miscellaneous Provisions

8.1      The Settling Parties: (a) acknowledge that it is their intent to consummate the terms and conditions of this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

8.2      Lead Plaintiff agrees to use its best efforts, acting in good faith, to resolve as part of this Settlement the pending, related derivative actions in Delaware Chancery Court and Virginia state court (the “State Derivative Actions”) and the formal demand letter sent by stockholder Timothy Horton on May 20, 2015 to the Chairman of the Company’s Board of Directors (the “Demanding Stockholder”). Should Lead Plaintiff be unable to resolve these related matters despite its best efforts, Lead Plaintiff agrees to cooperate with the Company to seek the dismissal of the related derivative actions and any other derivative actions (including any action later instituted by the Demanding Stockholder).

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8.3      The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between Plaintiffs and Lumber Liquidators and its stockholders, on the one hand, and the Released Persons, on the other hand, arising out of, based upon, or related to, the Released Claims. The Settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party or Released Person as to the merits of any claim, allegation or defense. The District Court Approval Order shall contain a finding that during the course of the litigation, the parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure and all other similar laws relating to the institution, prosecution, defense or settlement of the Actions. No party or Related Party shall assert any claims for violation of Rule 11 of the Rules of Civil Procedure on any similar laws relating to the institution, prosecution, defense or settlement of the Actions. The Settling Parties agree that the Released Claims are being settled voluntarily after consultation with an experienced mediator and competent legal counsel who were fully competent to assess the strengths and weaknesses of their respective clients’ claims of defenses.

8.4      Pending the Effective Date, the Settling Parties agree not to initiate any proceedings concerning the Released Claims other than those incident to the settlement itself; provided, however, that Lumber Liquidators and the Settling Defendants may seek to prevent or stay any other action or claims brought seeking to assert any Released Claims.

8.5      Neither the Stipulation nor the Settlement, including any Exhibits attached hereto, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be offered, attempted to be offered or used in any way as a concession, admission or evidence of the validity of any Released Claims, or of any fault, wrongdoing or liability of the Released Persons or Lumber Liquidators; or (b) is or may be deemed to be or may be used as a presumption, admission or evidence of, any liability, fault or omission of any of the Released Persons or Lumber Liquidators in any civil, criminal, administrative, or other proceeding in any court, administrative agency, tribunal or other forum. Neither this Stipulation nor the Settlement shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement, and except that the Released Persons may file or use the Stipulation, the District Court Approval Order and/or the Judgment, in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, good faith settlement, standing, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

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8.6      All designations and agreements made (other than the MOU) and orders entered during the course of the Actions relating to the confidentiality of documents or information shall survive this Settlement; provided that the terms of this Stipulation shall supersede the terms of the MOU.

8.7      All Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.8      This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.9      This Stipulation and the Exhibits attached hereto constitute the entire agreement among the Settling Parties and no representations, warranties or inducements have been made to any Settling Party concerning the Stipulation and/or any of its Exhibits, other than the representations, warranties and covenants contained and memorialized in such documents. The Stipulation supersedes and replaces any prior or contemporaneous writing, statement or understanding pertaining to the Actions and no parole or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Settling Parties or their counsel, or the circumstances under which the Stipulation was made or executed. It is understood by the Settling Parties that, except for matters expressly represented herein, the facts or law with respect to which this Stipulation is entered into may turn out to be other than or different from the facts now known to each party or believed by such party to be true; each party therefore expressly assumes the risk of facts or law turning out to be different, and agrees that this Stipulation shall be in all respects effective and not subject to termination by reason of any such different facts or law.

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8.10      Except as otherwise expressly provided herein, all parties, including all Settling Defendants, their counsel, Lumber Liquidators and its counsel, and Plaintiffs and Plaintiffs’ Counsel, shall bear their own fees, costs, and expenses.

8.11      Counsel for the Settling Parties are expressly authorized by their respective clients to take all appropriate actions required or permitted to be taken pursuant to the Stipulation to effectuate its terms and conditions.

8.12      Plaintiffs represent and warrant they have not assigned or transferred, or attempted to assign or transfer, to any Person any Released Claim or any portion thereof or interest therein.

8.13      Each counsel or other Person executing this Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.14      Any failure by any party to this Stipulation to insist upon the strict performance by any other party of any of the provisions of the Stipulation shall not be deemed a waiver of any of the provisions, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of the Stipulation to be performed by such other party.

8.15      The Stipulation and Exhibits may be executed in one or more counterparts. A faxed or PDF signature shall be deemed an original signature for purposes of this Stipulation. All executed counterparts including facsimile and/or PDF counterparts shall be deemed to be one and the same instrument. A complete set of counterparts, either originally executed or copies thereof, shall be filed with the Court.

8.16      This Stipulation shall be binding upon, and inure to the benefit of, the Settling Parties and the Released Persons and their respective successors, assigns, heirs, spouses, marital communities, executors, administrators, trustees in bankruptcy and legal representatives.

8.17      Without affecting the finality of the Judgment, entered in accordance with this Stipulation, the Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, the District Court Approval Order, and the Judgment, and the Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation, the District Court Approval Order, and the Judgment, and for matters arising out of, concerning or relating thereto.

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8.18      This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Virginia, and the rights and obligations of the Settling Parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal substantive laws of the State of Virginia without giving effect to Virginia’s choice-of-law principles.

8.19      The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

8.20      Nothing in this Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, the attorney-client privilege, the joint defense privilege, or work product protection.

8.21      Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

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IN WITNESS WHEREOF, the Settling Parties have caused the Stipulation to be executed, by themselves and/or by their duly authorized attorneys, dated July 18, 2016.

/s/ Benny C. Goodman III

Darren J. Robbins

Benny C. Goodman III (admitted pro hac vice)

Erik W. Luedeke (admitted pro hac vice)

ROBBINS GELLER RUDMAN & DOWD LLP

655 West Broadway, Suite 1900

San Diego, CA 92101

Telephone: 619/231-1058

Facsimile 619/231-7423

darrenr@rgrdlaw.com

bennyg@rgrdlaw.com

eluedeke@rgrdlaw.com

Brett A. Spain (Va. Bar No. 44567),

WILLCOX & SAVAGE, P.C.

440 Monticello Avenue, Suite 2200

Norfolk, Virginia 23510

Telephone: (757) 628-5500

Facsimile: (757) 628-5569

bspain@wilsav.com

Attorneys for Lead Plaintiff Amalgamated Bank, as
Trustee for the Longview 600 Small Cap Index Fund

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/s/ Lyle Roberts

Lyle Roberts (VSB No. 45808)

George E. Anhang

COOLEY LLP

1299 Pennsylvania Avenue, NW

Suite 700

Washington, DC 20004

Telephone: 202/842-7800

202/842-7899 (fax)

lroberts@cooley.com

ganhang@cooley.com

       -and-

COOLEY LLP

Jonathan P. Bach

1114 Avenue of the Americas

New York, NY 10036-7798

Telephone: 212/479-6000

212/479-6275

Attorneys for Defendants Lumber Liquidators Holdings, Inc.,
Macon F. Brock, Jr., Douglas T. Moore, John M. Presley,
Peter B. Robinson, Martin F. Roper, Jeffrey W. Griffith,
and Nancy M. Taylor and Jimmie L. Wade

/s/ Brian L. Whisler

Brian L. Whisler (Va. Bar No. 30435)

Jennifer Ancona Semko

BAKER & MCKENZIE LLP

815 Connecticut Avenue, N.W.

Washington, DC 20006

Telephone: (202) 452-7019

Facsimile: (202) 416-6937 brian.whisler@bakermckenzie.com
jennifer.semko@bakermckenzie.com

Counsel for Thomas D. Sullivan

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/s/ Jonathan R. Tuttle

Jonathan R. Tuttle (Va. Bar No. 34465)

DEBEVOISE & PLIMPTON LLP

801 Pennsylvania Ave., N.W.

Washington, DC 20004

Telephone: (202) 383-8124

Facsimile: (202) 383-8118

jrtuttle@debevoise.com

Counsel for Daniel E. Terrell

/s/ Elizabeth C. Solander

Elizabeth C. Solander (Va. Bar No. 73335)

Kevin T. Abikoff

John F. Wood

HUGHES HUBBARD & REED LLP

1775 I Street, N.W., Suite 600

Washington, DC 20006-2401

Telephone: (202) 721-4600

Facsimile. (202) 721-4646

solander@hugheshubbard.com
kevin.abikoff@hugheshubbard.com

john.wood@hugheshubbard.com

Counsel for William K. Schlegel

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/s/ Ann M. Ashton

Connie N. Bertram (Va. Bar No. 31713)

Ralph C. Ferrara

Ann M. Ashton

PROSKAUER ROSE LLP

1001 Pennsylvania Avenue, N.W.

Suite 600 South

Washington, DC 20004

Telephone: (202) 416-6810

Facsimile: (202) 416-6899

cbertram@proskauer.com

rferrara@proskauer.com

aashton@proskauer.com

       -and-

Jonathan Richman

PROSKAUER ROSE LLP

11 Times Square

New York, NY 10036

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

jerichman@proskauer.com

Counsel for Robert M. Lynch

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/s/ Dallas Kaplan

Dallas Kaplan (Va. Bar No. 80537)

MORGAN, LEWIS & BOCKIUS LLP

1111 Pennsylvania Ave., N.W.

Washington, DC 20004

Telephone: 202/739-5407

Fax: 202/739-3001

dkaplan@morganlewis.com

       -and-

MORGAN, LEWIS & BOCKIUS LLP

Laura Hughes McNally

Marc J. Sonnenfeld

1701 Market St.

Philadelphia, PA 19103

Telephone: 215/963-5000

Fax: 215/963-5001

lmcnally@morganlewis.com

msonnenfeld@morganlewis.com

Counsel for Carl R. Daniels, Jr.

37.

EXHIBIT A

UNITED STATES DISTRICT COURT FOR THE

EASTERN DISTRICT OF VIRGINIA

(Newport News Division)

In re LUMBER LIQUIDATORS HOLDINGS, INC. SECURITIES LITIGATION This Document Relates To: Lead Case No. 4:15cv16 and Consolidated Case Nos. 4:15cv25 and 4:15cv30	Master No. 4:13-cv-00157-AWA-DEM Hon. Arenda L. Wright Allen

[PROPOSED] ORDER PRELIMINARILY APPROVING DERIVATIVE SETTLEMENT AND
PROVIDING FOR NOTICE

EXHIBIT A

WHEREAS, a consolidated derivative action is pending in the Court entitled In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation, Lead Case No. 4:13-cv-00157-AWA-DEM (the “Actions”);

WHEREAS, the Plaintiffs having moved, pursuant to Federal Rule of Civil Procedure 23.1, for an order: (i) preliminarily approving the proposed settlement of the derivative Actions, in accordance with a Stipulation of Settlement, dated July 18, 2016 (the “Stipulation” or “Settlement”), which, together with the Exhibits annexed thereto, set forth the terms and conditions for a proposed Settlement and dismissal of the Actions with prejudice; and (ii) approving the dissemination of the Notice of Proposed Derivative Settlement and Summary Notice of Proposed Derivative Settlement;

WHEREAS, all capitalized terms contained herein shall have the same meanings as set forth in the Stipulation (in addition to those capitalized terms defined herein); and

WHEREAS, this Court, having considered the Stipulation and the Exhibits annexed thereto and having heard the arguments of the Settling Parties at the preliminary approval hearing:

NOW, THEREFORE, IT IS HEREBY ORDERED:

1.           This Court does hereby preliminarily approve, subject to further consideration at the Settlement Hearing described below, the Stipulation and the Settlement set forth therein, including the terms and conditions for settlement and dismissal with prejudice of the Actions.

2.           A hearing (the “Settlement Hearing”) shall be held before this Court on ________________, 2016, at ___: _.m., at 600 Granby Street, Norfolk, VA 23510, to determine whether the Settlement of the Actions on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate to Lumber Liquidators Holdings, Inc. (“Lumber Liquidators” or the “Company”) and its Securities Holders and should be approved by the Court; whether the District Court Approval Order and a Judgment as provided in ¶¶1.7 and 1.16 of the Stipulation should be entered herein; and whether to award attorneys’ fees and expenses to Plaintiffs’ Counsel.

3.           The Court approves, as to form and content, the Notice of Proposed Derivative Settlement annexed as Exhibit A-1 hereto (the “Long-Form Notice”) and the Summary Notice of Proposed Derivative Settlement annexed as Exhibit A-2 hereto (the “Summary Notice”), and finds that the publication of the Long-Form Notice, Summary Notice and Stipulation, substantially in the manner and form set forth in this Order, meets the requirements of Federal Rule of Civil Procedure 23.1 and due process, is the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all Persons entitled thereto.

4.           Not later than five (5) business days following entry of this Order, Lumber Liquidators shall: (a) cause a copy of the Long-Form Notice, substantially in the form annexed as Exhibit A-1 hereto, and the Stipulation to be filed with the U.S. Securities and Exchange Commission (“SEC”) along with an SEC Form 8-K or other appropriate filing; (b) create a link to the SEC filing on the Company’s “Investor Relations” page of http://investors.LumberLiquidators.com, the address of which shall be contained in the Long-Form Notice and Summary Notice; and (c) cause a copy of the Summary Notice, substantially in the form annexed as Exhibit A-2 hereto, to be published once in Investor’s Business Daily.

5.           All costs incurred in the filing, publishing and posting of the Long Form Notice and Summary Notice shall be paid by Lumber Liquidators and Lumber Liquidators shall undertake all administrative responsibility for such filing, publication and posting.

6.           Not later than thirty-five (35) days before the Settlement Hearing, Lumber Liquidators’ Counsel shall serve on Plaintiffs’ Counsel and file with the Court proof, by affidavit or declaration, that it has complied with ¶4 above.

7.           All Lumber Liquidators Securities Holders shall be bound by all orders, determinations and judgments of the Court in the Actions concerning the Settlement, whether favorable or unfavorable to Lumber Liquidators Securities Holders.

8.           Pending final determination by the Court of whether the Settlement should be approved, this Court preliminarily bars and enjoins Plaintiffs, all other Securities Holders, and the Company, on behalf of themselves, from commencing, instituting, filing, intervening in, participating in (as a nominal defendant or otherwise), receiving any benefit from, or prosecuting any of the Released Claims against any of the Released Persons. All proceedings and discovery in the Actions shall be stayed except as otherwise provided for in the Stipulation, and no party to the Actions or any Lumber Liquidators Securities Holder shall file or prosecute any action or proceeding in any court or tribunal relating to the Settlement or asserting any of the Released Claims against the Released Persons.

9.           All papers in support of the Settlement and the separately negotiated attorneys’ fees and expenses shall be filed with the Court and served on or before ____________, 2016 and any reply briefs shall be filed with the Court on or before _____________, 2016.

10.           Any current Lumber Liquidators Securities Holder may appear and show cause, if he, she or it has any reason why the terms of the Settlement of the Actions, including the negotiated amount of attorneys’ fees and expenses, should not be approved as fair, reasonable and adequate, or why the District Court Approval Order and Judgment should not be entered thereon, provided, however, that, unless otherwise ordered by the Court, no current Lumber Liquidators Securities Holder shall be heard or entitled to contest the approval of all or any of the terms and conditions of the Settlement, or, if approved, the District Court Approval Order and the Judgment to be entered thereon approving the same, unless that Person has, at least twenty-one (21) calendar days before the Settlement Hearing, filed with the Clerk of the Court appropriate proof of Lumber Liquidators stock ownership, along with written objections, including the basis therefore, and copies of any papers and briefs in support thereof. All written objections and supporting papers must be submitted to the Court either by mailing them to:

Clerk of the Court

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF VIRGINIA

600 Granby Street

Norfolk, VA 23510

OR by filing them in person at any location of the United States District Court for the Eastern District of Virginia. Any current Lumber Liquidators Securities Holder who does not make an objection in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, reasonableness or adequacy of the Settlement as incorporated in the Stipulation and to the award of attorneys’ fees and expenses to Plaintiffs’ Counsel, unless otherwise ordered by the Court, but shall otherwise be bound by the District Court Approval Order and the Judgment to be entered and the releases to be given.

11.           Any attorney hired by a Securities Holder for the purpose of objecting to the Settlement must file a notice of appearance with the Clerk of the Court no later than twenty-one (21) calendar days before the Settlement Hearing.

12.           Plaintiffs’ Counsel and Defendants’ Counsel are directed to promptly furnish each other with copies of any and all objections that are served upon them or otherwise come into their possession.

13.           Neither the Stipulation nor the Settlement, including the Exhibits attached thereto, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be offered, attempted to be offered or used in any way as a concession, admission, or evidence of the validity of any Released Claims or any fault, wrongdoing or liability of the Released Persons or Lumber Liquidators; or (b) is or may be deemed to be or may be used as a presumption, admission, or evidence of any liability, fault or omission of any of the Released Persons or Lumber Liquidators in any civil, criminal or administrative or other proceeding in any court, administrative agency, tribunal or other forum. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement, shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement, and except that the Released Persons may file or use the Stipulation, the District Court Approval Order and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

14.           The Court reserves the right to adjourn the date of the Settlement Hearing or modify any other dates set forth herein without further notice to Lumber Liquidators Securities Holders, and retains exclusive jurisdiction to consider all further applications arising out of or connected with the Settlement. The Court may approve the Settlement, with such modifications as may be agreed to by the Settling Parties, if appropriate, without further notice to Lumber Liquidators Securities Holders.

IT IS SO ORDERED.

DATED:
THE HONORABLE ARENDA WRIGHT ALLEN
UNITED STATES DISTRICT JUDGE

EXHIBIT A-1

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF VIRGINIA

(Newport News Division)

In re LUMBER LIQUIDATORS HOLDINGS, INC. SECURITIES LITIGATION, This Document Relates To: Lead Case No. 4:15cv16 and Consolidated Case Nos. 4:15cv25 and 4:15cv30	) ) ) ) ) ) ) ) )	Master No. 4:13-cv-00157-AWA-DEM Hon. Arenda L. Wright Allen

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

EXHIBIT A-1

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF THE COMMON STOCK OF LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” OR THE “COMPANY”) AS OF JULY 18, 2016 (THE “RECORD DATE”)

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF THE ABOVE-CAPTIONED CONSOLIDATED DERIVATIVE ACTION (THE “ACTIONS”) AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS. IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS.

IF YOU HOLD LUMBER LIQUIDATORS COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

Notice is hereby provided to you of the proposed settlement (the “Settlement”) of this stockholder derivative litigation. This Notice is provided by Order of the United States District Court for the Eastern District of Virginia (the “Court”). It is not an expression of any opinion by the Court with respect to the truth of the allegations in the litigation or merits of the claims or defenses asserted by or against any party. It is solely to notify you of the terms of the proposed Settlement, and your rights related thereto. The terms of the proposed Settlement are set forth in a written Stipulation of Settlement dated July 18, 2016 (“Stipulation”).[1] A link to the Form 8-K filed with the SEC containing the text of the Stipulation may be found on Lumber Liquidators’ website at the Investor Relations page at http://investors.LumberLiquidators.com.

1.

I.	WHY THE COMPANY HAS ISSUED THIS NOTICE

Your rights may be affected by the settlement of the actions styled Amalgamated Bank v. Brock, et al., Civil Action No. 4:15-cv-30 (E.D. Va.); Klein v. Brock, et al., Civil Action No. 4:15-cv-16 (E.D. Va.); and Doan v. Brock, et al., Civil Action No. 4:15-cv-25 (the “Actions”). Lead Plaintiff Amalgamated Bank, as Trustee for the Longview 600 Small Cap Index Fund and Plaintiffs R. Andre Klein and Phuc Doan (“Plaintiffs”) (on behalf of themselves and derivatively on behalf of Lumber Liquidators); Defendants Thomas D. Sullivan, Douglas T. Moore, John M. Presley, Macon F. Brock, Jr., Peter B. Robinson, Martin F. Roper, Jimmie L. Wade, Nancy M. Taylor, Daniel E. Terrell, Carl R. Daniels, Robert M. Lynch, Jeffrey W. Griffiths and William K. Schlegel (the “Settling Defendants”); and Nominal Party Lumber Liquidators have agreed upon terms to settle the above-referenced litigation and have signed the Stipulation setting forth those settlement terms.

On ______________, 2016, at ___ _.m., the Court will hold a hearing (the “Settlement Hearing”) in the Actions. The purpose of the Settlement Hearing is to determine: (i) whether the Settlement is fair, reasonable and adequate, including the separately negotiated amount of attorneys’ fees and expenses for Plaintiffs’ Counsel, and should be finally approved; (ii) whether a final judgment should be entered and the Actions dismissed with prejudice pursuant to the Stipulation; and (iii) such other matters as may be necessary or proper under the circumstances.

1 Capitalized terms not otherwise defined shall have the same meanings as set forth in the Stipulation.

2.

II.	THE LUMBER LIQUIDATORS DERIVATIVE LITIGATION

A.	Commencement and Consolidation of the Federal Derivative Actions

On March 11, 2015, plaintiffs Amalgamated Bank, Doan and Klein filed shareholder derivative actions on behalf of Lumber Liquidators for breach of fiduciary duty, corporate waste, unjust enrichment and other relief in the United States District Court for the Eastern District of Virginia. On May 27, 2015, the District Court consolidated these actions into the In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation, Civil Action No. 4:13-cv-00157-AWA-LRL and appointed Amalgamated Bank as Lead Plaintiff and Robbins Geller Rudman & Dowd LLP as Lead Counsel for the Federal Derivative Actions. See Dkt. No. 11.

On June 26, 2015, plaintiffs filed a Consolidated Shareholder Derivative Complaint for Breach of Fiduciary Duty of Loyalty, Corporate Waste, Unjust Enrichment and Conspiracy (“Consolidated Complaint”). See Dkt. No. 24. The Consolidated Complaint alleges that defendants are liable to Lumber Liquidators for causing the Company to violate the law by selling wood containing toxic levels of formaldehyde in violation of California Air Resources Board’s Regulations (“CARB Regulations”), and wood sourced from the Russian Far East, a protected habitat, in violation of the Lacey Act. Id., ¶¶64-121. The Consolidated Complaint further alleges that a pre-suit demand upon the Board of Directors of Lumber Liquidators (the “Board”) is unnecessary because a majority of the directors face a substantial likelihood of liability for knowingly causing the Company to seek profits in violations of the law as described above. Id., ¶¶148-187.

B.	Defendants’ Motions to Dismiss

On July 24, 2015, the Company filed a motion to dismiss the Consolidated Complaint on the grounds that a pre-suit demand upon the Lumber Liquidators’ Board would not have been a useless and futile act, and therefore, is not excused. See Dkt. No. 45. Defendants also filed a motion to dismiss the Consolidated Complaint, arguing, among other things, that defendants did not breach their fiduciary duties owed to Lumber Liquidators and its stockholders but instead acted in good faith and in the best interest of Lumber Liquidators. Dkt. No. 42.

3.

On the same day, the Demand Review Committee filed a separate motion to stay the Federal Derivative Actions until such time the Demand Review Committee was able to “complete its work and the Board may act on the [Demand Review] Committee’s recommendation.” See Dkt. No. 37.

Plaintiffs filed their Oppositions to the Company and defendants’ motions to dismiss the Consolidated Complaint on August 14, 2015. See Dkt. Nos. 69, 71. In the Oppositions, plaintiffs argued, among other things, that demand futility existed because a majority of the Lumber Liquidators’ Board suffer from conflicts that render them unable to fairly and objectively consider a pre-suit demand. Id. The Oppositions argued that each defendant is liable to Lumber Liquidators for breach of fiduciary duty of loyalty, corporate waste, unjust enrichment, and conspiracy. Id.

On December 21, 2015, the District Court entered an Order in the related In re Lumber Liquidators Holdings, Inc. Securities Litigation, Civil Action No. 4:13-cv-157 denying the motion to dismiss filed by defendants in that action.

Thereafter, on February 29, 2016, the District Court denied the Company and defendants’ motions to dismiss the derivative claims in the Actions without prejudice. See Dkt. No. 155 at 4.

C.	Settlement Negotiations

On March 29, 2016, the parties engaged in mediation, overseen by Hon. Daniel Weinstein (Ret.). The mediation involved the parties’ efforts to settle the claims through extensive negotiations and consultation with experienced legal counsel who were fully competent to assess the strengths and weaknesses of their respective clients’ claims or defenses. The parties exchanged substantial mediation statements prior to participating in the mediation session with Judge Weinstein. Following lengthy, arm’s-length, and mediated negotiations, on May 16, 2016, the parties reached an agreement-in-principle to settle the Actions that was memorialized in a Memorandum of Understanding (the “MOU”) executed that day.

4.

III.	TERMS OF THE PROPOSED DERIVATIVE SETTLEMENT

The principal terms, conditions and other matters that are part of the Settlement, which is subject to approval by the Court, are summarized below. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court and is available at a link on Lumber Liquidators’ website at the Investor Relations page at http://investors.LumberLiquidators.com.

In connection with the Settlement of the Actions, Lumber Liquidators shall receive a $26,000,000 cash payment from its Director and Officer Insurance policies, to be used to resolve a related securities class action (the “Federal Class Action”) (subject to an interpleader action) with no other Company cash to be used to settle the related securities class action, and the Lumber Liquidators’ Board shall adopt and maintain the corporate governance measures and funding requirements described below within sixty (60) days after the Court’s approval of the proposed Settlement. The corporate governance reforms and funding commitments shall remain in effect for not fewer than five (5) years from that date and shall not be altered without a Court order.

Lumber Liquidators acknowledges and agrees that the cash and corporate governance policies set forth below confer substantial benefits upon Lumber Liquidators and its stockholders. Lumber Liquidators also acknowledges that the commencement, prosecution, and settlement of the Actions were material and substantial factors in the Company’s decision to use the $26,000,000 in insurance proceeds (and no money from the Company) for the resolution of the Federal Class Action and to adopt, implement, and maintain the corporate governance reforms set forth below.

CORPORATE GOVERNANCE POLICIES

Board Composition and Practices

Modified Plurality Voting. The Company will adopt a “modified plurality” approach to shareholder voting for directors. Under this approach, a director who does not receive a majority vote would agree to submit his/her resignation. However, the Board is not legally obligated to accept, and can take other factors into consideration, including (but not limited to) the individual’s history on the Board, relevant outside work experience, knowledge of industry, and knowledge of regulatory requirements, and choose to retain the director if the director otherwise received the highest number of shares voted.

5.

Separate Chairman and Chief Executive Officer (“CEO”). The Board shall include a provision in the Company’s Bylaws which requires the separation of the roles of CEO and Chairman of the Board and that the Chairman must be a fully independent director of the Board.

In addition to the duties of all Board members (which shall not be limited or diminished by the Chairman’s role), the Chairman shall be responsible for the following functions: (i) timing and agendas for Board meetings; (ii) nature, quantity and timing of information provided to the independent directors by the Company’s management; (iii) retention of counsel or consultants who report directly to the Board; (iv) implementation of corporate governance policies and procedures, including assisting the chair of the various Board committees as requested; (v) receiving reports from the Nominating and Corporate Governance Committee regarding compliance with and implementation of corporate governance policies; (vi) receiving reports from the Nominating and Corporate Governance Committee regarding governance policies; and (vii) evaluating, along with Compensation Committee, CEO performance. The Chairman should share any reports received by Board committees with the full Board as appropriate.

Limitation on Other Boards. The Board shall include a provision in the Company’s Bylaws which requires that independent directors may sit on no more than two other public boards, including Chairman. The CEO may sit on no more than one other public board. Directors and officers may not serve as Board members for companies that directly compete with Lumber Liquidators.

Authorization to Retain Counsel. The Board’s committees shall have standing authorizations, at their discretion, to obtain legal or other advisors of their choice, who shall report directly to the Board or the committee.

6.

Charters. Each standing committee of the Board should have a written charter, which is made available to the public on Lumber Liquidators’ website, and requires that the committee meet no fewer than three times per year.

Director Education. Current directors shall attend a program specifically designed as directors’ education no later than the end of their current term (if standing for reelection). New directors must attend within six (6) months of joining the Board. Thereafter, the Nominating and Corporate Governance Committee in coordination with the Chief Compliance Officer (“CCO”) and Chief Legal Officer (“CLO”) will develop and implement an ongoing annual education program for directors.

New Director. The Company shall agree to the one-time appointment to the Board of Directors of a candidate agreeable to Lead Plaintiff and the Company. The candidate shall meet the criteria for a Lumber Liquidators’ director as set forth in the Company’s Corporate Governance Guidelines. If at least one of the candidate(s) already proffered by Lead Plaintiff are not agreed to by Lumber Liquidators or, should all candidates decline to serve, the Company, utilizing mutually agreed upon search criteria, shall in good faith conduct a search for new director candidate(s) through the following process:

(a)	Employ a nationally recognized search firm to work together with Lead Plaintiff’s corporate governance expert to engage in a general search for a slate of at least five (5) candidates. Lead Plaintiff, in consultation with its corporate governance expert and Lumber Liquidators’ stockholders, as appropriate, shall propose a slate of at least five (5) additional candidates. All candidates selected shall meet the qualifications identified by Lead Plaintiff’s corporate governance expert and Lumber Liquidators.

(b)	If Lead Plaintiff and Lumber Liquidators are unable to, in good faith, mutually agree upon the selection of one of these candidates, the selection shall be made by Judge Weinstein or Jed Melnick as the mediators of the settlement of the Federal Derivative Actions.

7.

(c)	At the conclusion of the search process, but in no event later than six (6) months after final approval of this Settlement, Lumber Liquidators shall, in good faith, appoint a director candidate to the Lumber Liquidators’ Board identified pursuant to this process to serve for at least one (1) term.

Board Evaluation of Stockholder Proposals. The Board shall include a provision in the Company’s Bylaws which requires that stockholder proposals be evaluated by the directors as follows:

(a)	The Company shall distribute to the entire Board all proposals received by the Company. After the distribution to the Board, and before the making of any recommendation to the Board or any of its members concerning a response, approval or disapproval, Lumber Liquidators’ law department and senior management shall discuss with the Chair of any Board committee responsible for oversight of the subject matter of the proposal, if applicable, the financial, legal, practical and social implications of approval and implementation of the proposal;

(b)	Where a stockholder proposal has been made by any stockholder holding at least 2% of the Company’s outstanding shares as of the Company’s last-filed Form 10-Q or 10-K, the Company shall timely contact the proponent of the proposal to arrange a teleconference or an in-person meeting to discuss the proposal and its financial, legal, social and practical implications. If the proponent agrees to a meeting or teleconference, the Chair of any Board committee responsible for the oversight of the subject matter of the proposal shall attend;

(c)	Lumber Liquidators’ law department and senior management, shall make a recommendation to the Board committee responsible for oversight of the subject matter of the proposal concerning whether to include or exclude the shareholder proposal in the proxy and/or to submit a no-action request to the SEC pursuant to Securities Exchange Act of 1934 §14(a), and SEC Rule 14a-8, promulgated thereunder;

8.

(d)	Before the filing of a proxy statement, which makes a recommendation concerning any stockholder proposal, a draft of the recommendation shall be reviewed and approved by the Board; and

(e)	The Board is authorized at its discretion to engage outside counsel or other advisors to assist in their review of any shareholder proposal at the expense of the Company.

Stockholder Meetings. Each member of the Board shall be expected to attend each annual stockholder meeting in person.

Stockholders shall have the right in general meetings to ask questions, both orally and in writing and receive answers and discussion from the CEO and Board. Such discussion shall take place regardless of whether questions have been submitted in advance.

Polls should remain open at the annual meeting until all agenda items have been discussed.

Regulatory Affairs Committee

The Board shall establish a Regulatory Affairs Committee focused on overseeing the regulatory affairs specific to Lumber Liquidators. The Committee shall familiarize itself with all aspects of the applicable industry law.

The Regulatory Affairs Committee shall oversee the processes by which Lumber Liquidators conducts its business so that the Company shall do so in a manner that complies with laws and regulations and reflects the highest standards of integrity. The Committee shall review and make recommendations regarding policies, practices, and procedures for compliance with industry laws.

The Regulatory Affairs Committee shall review Company policy for contracts with contractors, suppliers, vendors and similarly situated persons and the financial arrangements provided to ensure that such persons are not incentivized in a way that would cause Lumber Liquidators to violate any applicable environmental laws, rules and/or regulations. The Board will have the authority to grant additional authority/oversight to this Committee.

9.

Compensation Reforms

Ban on Stock Pledges. The Board shall establish a ban on stock hedging and/or pledging prohibiting a director from hedging and/or pledging any of the equity securities in connection with a margin or similar loan transaction.

Clawback Policy. To the extent permitted by law, if the Board, or a Committee thereof, determines that any bonus, incentive payment, equity award or other compensation has been awarded or received by an executive officer of the Company, as defined by Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct, then the Board or a Committee thereof shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances. Further, following a restatement of the Company’s financial statements, the Company shall recover any compensation received by the CEO and CFO that is required to be recovered by Section 304 of Sarbanes-Oxley Act of 2002. In determining whether to recover a payment, the Board shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation. The Board shall have sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Stock Holdings Guidelines. The Board shall adopt a policy regarding stock holding guidelines for certain executives and directors with the following provisions:

(a)           Company personnel will be required to maintain the following minimum stock holdings: (i) CEO – 5 times base salary, (ii) Founder – 2.5 times base salary, (iii) Non-employee directors – 2.5 times annual cash retainer, and (iv) Executive officers – 1 times base salary.

10.

(b)           Shares can be owned directly or indirectly through immediate family members in the same household or a trust. The shares can include vested shares of restricted stock, shares underlying in-the-money options, or shares held in the outside director deferral plan.

(c)           The time period for implementing compliance is 5 years after adoption of policy or assuming a relevant position.

(d)           Once the required level is reached, the individual must continuously own the shares. If the individual falls below the required holdings solely due to a decline in the value of the shares, then they may be granted a hardship exemption at the discretion of the Board.

(e)           The Board shall disclose in its annual Proxy statement filed with the SEC when an individual falls out of compliance with the stock holding provision and when those individuals regain compliance with these provisions.

Corporate Discipline, Termination and Whistleblowers

Chief Compliance Officer. The Chief Compliance Officer shall be responsible for promoting Lumber Liquidators’ worldwide compliance with applicable laws and rules and with Lumber Liquidators’ Code of Business Conduct and Ethics. The Chief Compliance Officer shall be responsible for overseeing development of a comprehensive legal compliance and ethics program designed to evaluate, to maintain and, when needed, to correct compliance with federal and state rules and regulations and the Code of Conduct. The Chief Compliance Officer shall be responsible for reviewing and suggesting improvements to Lumber Liquidators’ existing procedures for receipt, retention and consideration of reports or evidence of violations of applicable federal or state law or the Code of Business Conduct and Ethics, in consultation with the Audit Committee.

Except as would be deemed the responsibility of the internal audit function, the Chief Compliance Officer shall be responsible for internal investigations into violations of Lumber Liquidators’ policies or applicable laws. When a violation of federal or state law or the Code of Business Conduct and Ethics appears to have occurred, the Chief Compliance Officer shall be responsible for determining whether an investigation is necessary.

11.

The Chief Compliance Officer shall notify the Audit Committee of all material investigations that have been initiated and shall retain such assistance as he/she deems necessary to conduct the investigation.

At the conclusion of any investigation, the Chief Compliance Officer (in consultation with the Audit Committee) shall:

1.	Determine whether a violation has occurred, is ongoing or is about to occur;

2.	Recommend (as necessary) that Lumber Liquidators implement appropriate responses to any violation; and

3.	Inform the Audit Committee of the results of any such material investigation and any recommended remedial measures.

The Chief Compliance Officer will make quarterly reports to the Audit Committee (or other committee as directed by Board) and annual reports to the full Board.

The Chief Compliance Officer shall be responsible for reviewing every situation in which a Lumber Liquidators’ employee is adjudicated by a court of law to have violated a U.S. federal or state statute in connection with his/her employment by Lumber Liquidators. Presumptively, any employee adjudicated to have violated a U.S. federal or state criminal statute in connection with his/her employment by Lumber Liquidators shall be terminated for cause and receive no severance payments in connection with the termination. If the Chief Compliance Officer determines that such termination is not warranted, he/she shall so recommend to the Audit Committee, which will act upon his/her recommendation in its discretion.

Code of Conduct. The Board shall cause the following clause to be inserted into the Company’s Code of Business Conduct and Ethics:

You are expected to be familiar with all legal and regulatory provisions that relate to the performance of your job, and you must follow the spirit as well as the letter of such laws and regulations in your business dealings. No officer, employee and/or director of Lumber Liquidators has any authority to engage in conduct inconsistent with applicable U.S. laws and regulations, or to authorize, direct or condone such conduct by any other person.

12.

The Audit Committee shall, within the next 3 years, review the current version of the Code of Business Conduct and Ethics and shall consider amendments thereto that provide recipients with more detailed discussions of those laws and regulations that have a material effect on Lumber Liquidators’ business and operations.

Confidential Whistleblower Program. The Board shall require management to adopt written policies protecting whistleblowers, and include such policy on the Company’s website. The Company’s Whistleblower Policy shall:

(a)	Encourage interested parties to bring forward ethical and legal violations and/or a reasonable belief that ethical and legal violations have occurred to the Audit Committee and the Chief Compliance Officer so that action may be taken to resolve the problem. Material complaints shall be reviewed by the Audit Committee.

(b)	The policy shall communicate effectively that Lumber Liquidators is serious about adherence to its codes of conduct and that whistleblowing is an important tool in achieving this goal.

The Whistleblower Program – with the endorsement of the Board and the most senior management of the Company – must adequately notify employees, independent contractors and vendors of Lumber Liquidators of the following:

(a)	executives may be subject to criminal penalties, including imprisonment, for retaliation against whistleblowers;

(b)	whistleblower complaints may be directed to both the Audit Committee and the Chief Compliance Officer, and the complaints will be handled by these parties anonymously and, to the extent possible, in confidence, unless requested by the whistleblower;

(c)	if a whistleblower brings his or her complaint to an outside regulator or other governmental entity, he or she will be protected by the terms of the Whistleblower Program just as if he or she directed the complaint to the Audit Committee and/or the Chief Compliance Officer;

13.

(d)	if an employee is subject to an adverse employment decision as a result of whistleblowing, the employee must file a complaint with the Department of Labor within 90 days of the alleged violation (a failure to report such claims within the 90 day window do not foreclose any other available legal remedy); and

(e)	it is both illegal and against Lumber Liquidators’ policy to discharge, demote, suspend, threaten, intimidate, harass or in any manner discriminate against an individual for engaging in the act of whistleblowing.

The Company shall provide a Whistleblower Telephone Hotline to assist on matters pertaining to corruption, fraud or similar unlawful activities at Lumber Liquidators, with alternative reporting mechanisms including suggestion boxes or email address.

The Company will remind employees of whistleblowing options and whistleblower protections in employee communications provided at least twice a year on the Company’s intranet.

Policy on Lobbying and Political Contributions

The Board shall include a provision in the Company’s Bylaws which limits the use of corporate funds and other assets for governmental lobbying and political campaigns as follows:

The Board shall insure that any Company lobbying or political activity is conducted solely for promoting the commercial interests of Lumber Liquidators as a whole and is in the interests of its stockholders. The Board shall insure that lobbying and political spending do not reflect narrow political preferences of the Company’s executives that have little or no bearing on Lumber Liquidators’ own commercial performance.

14.

IV.	PLAINTIFFS’ COUNSEL’S SEPARATELY NEGOTIATED ATTORNEYS’ FEES AND EXPENSES

After negotiating the principal terms of the Settlement, counsel for Lead Plaintiff and Lumber Liquidators, acting by and through its counsel, with the assistance of the Honorable Daniel Weinstein (Ret.), separately negotiated the attorneys’ fees and expenses the Company would pay to Plaintiffs’ Counsel based on the substantial benefits conferred upon Lumber Liquidators by the Settlement. In light of the substantial benefits conferred by Plaintiffs’ Counsel’s efforts, Lumber Liquidators, acting by and through its Board of Directors, has agreed to pay $5,000,000 in attorneys’ fees and expenses, subject to Court approval (the “Fee and Expense Amount”). The Fee and Expense Amount includes fees and expenses incurred by Plaintiffs’ Counsel in connection with the prosecution and settlement of the Actions. To date, Plaintiffs’ Counsel have not received any payments for their efforts on behalf of Lumber Liquidators stockholders. The Fee and Expense Amount will compensate Plaintiffs’ Counsel for the results achieved in the litigation.

V.	REASONS FOR THE SETTLEMENT

The Settling Parties have determined that it is desirable and beneficial that the Actions, and all of their disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in the Stipulation and Plaintiffs’ Counsel believe that the Settlement is in the best interests of the Settling Parties, Lumber Liquidators and its stockholders.

A.	Why Did the Settling Defendants Agree to Settle?

The Settling Defendants have denied and continue to deny each and every one of the claims and contentions alleged by the Plaintiffs in the Actions. The Settling Defendants expressly have denied and continue to deny all allegations of wrongdoing or liability against them or any of them arising out of, based upon, or related to, any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Actions. Without limiting the foregoing, the Settling Defendants have denied and continue to deny, among other things, that they breached their fiduciary duties or any other duty owed to Lumber Liquidators or its stockholders, or that Plaintiffs, Lumber Liquidators, or its stockholders suffered any damage or were harmed as a result of any conduct alleged in the Actions or otherwise. The Settling Defendants have further asserted and continue to assert that at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of Lumber Liquidators and its stockholders.

15.

Nonetheless, the Settling Defendants also have taken into account the expense, uncertainty and risks inherent in any litigation, especially in complex cases like the Actions, and that the proposed Settlement would, among other things: (a) bring to an end the expenses, burdens and uncertainties associated with continued litigation of the claims asserted in the Actions, (b) finally put to rest those claims and the underlying matters, and (c) confer benefits upon them, including further avoidance of disruption of their businesses and lives due to the pendency and defense of the Actions. Therefore, the Settling Defendants have determined that it is desirable and beneficial that the Actions, and all of the Settling Parties’ disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in the Stipulation.

B.	Why Did Plaintiffs Agree to Settle?

Plaintiffs and Plaintiffs’ Counsel believe that the claims asserted in the Actions have merit. However, Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Actions against the Settling Defendants through trial and potential appeals. Plaintiffs and Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Actions, as well as the difficulties and delays inherent in such litigation. Plaintiffs and Plaintiffs’ Counsel also are mindful of the inherent problems of proof of, and possible defenses to, the claims asserted in the Actions. Based on their evaluation, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement set forth in the Stipulation is in the best interests of Lumber Liquidators and its stockholders.

VI.	SETTLEMENT HEARING

On _________________, at _____ _.m., the Court will hold the Settlement Hearing at the United States District Court for the Eastern District of Virginia, 600 Granby Street, Norfolk, VA 23510. At the Settlement Hearing, the Court will consider whether the terms of the Settlement are fair, reasonable and adequate and thus should be finally approved, whether the separately negotiated Fee and Expense Amount should be approved, and whether the Actions should be dismissed with prejudice pursuant to the Stipulation.

16.

Pending determination of whether the Settlement should be approved, no Lumber Liquidators stockholder, either directly, representatively, derivatively or in any other capacity, shall commence or prosecute against any of the Released Persons, any action or proceeding in any court, administrative agency or other tribunal asserting any of the Released Claims.

VII.	RIGHT TO ATTEND SETTLEMENT HEARING

Any current Lumber Liquidators stockholder may, but is not required to, appear in person at the Settlement Hearing. If you want to be heard at the Settlement Hearing, then you must first comply with the procedures for objecting, which are set forth below. The Court has the right to change the hearing date or time without further notice. Thus, if you are planning to attend the Settlement Hearing, you should confirm the date and time before going to the Court. Current Lumber Liquidators stockholders who have no objection to the Settlement do not need to appear at the Settlement Hearing or take any other action.

VIII.	RIGHT TO OBJECT TO THE PROPOSED DERIVATIVE SETTLEMENT AND PROCEDURES FOR DOING SO

Any current Lumber Liquidators stockholder may appear and show cause, if he, she or it has any reason why the Settlement of the Actions should not be approved as fair, reasonable and adequate, or why a judgment should not be entered thereon, or why the separately negotiated attorneys’ fees and expenses should not be approved. You must object in writing, and you may request to be heard at the Settlement Hearing. If you choose to object, then you must follow these procedures.

A.	You Must Make Detailed Objections in Writing

Any objections must be presented in writing and must contain the following information:

1.           Your name, legal address, and telephone number;

2.           The case name and number (In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation, Lead Case No. 4:13-cv-00157-AWA-DEM);

17.

3.           Proof of being a Lumber Liquidators stockholder as of the Record Date, July 18, 2016;

4.           The date(s) you acquired your Lumber Liquidators shares;

5.            A statement of each objection being made;

6.           Notice of whether you intend to appear at the Settlement Hearing. You are not required to appear; and

7.           Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Settlement Hearing and the subject(s) of their testimony.

The Court may not consider any objection that does not substantially comply with these requirements.

B.	You Must Timely Deliver Written Objections to the Court

All written objections and supporting papers must be submitted to the Court either by mailing them to:

Clerk of the Court

United States District Court

Eastern District of Virginia

600 Granby Street Norfolk, VA 23510

OR by filing them in person at any location of the United States District Court for the Eastern District of Virginia.

YOUR WRITTEN OBJECTIONS MUST BE POSTMARKED OR ON FILE WITH THE CLERK OF THE COURT NO LATER THAN _________________________.

Unless the Court orders otherwise, your objection will not be considered unless it is timely filed with the Court.

Any Person or entity who fails to object or otherwise request to be heard in the manner prescribed above will be deemed to have waived the right to object to any aspect of the Settlement as incorporated in the Stipulation or otherwise request to be heard (including the right to appeal) and will be forever barred from raising such objection or request to be heard in this or any other action or proceeding, and, unless otherwise ordered by the Court, shall be bound by the Judgment to be entered and the releases to be given.

18.

IX.	HOW TO OBTAIN ADDITIONAL INFORMATION

This Notice summarizes the Stipulation. It is not a complete statement of the events of the Actions or the Settlement contained in the Stipulation.

You may inspect the Stipulation and other papers in the Actions at the United States District Clerk’s office at any time during regular business hours of each business day. The Clerk’s office is located at the United States District Court for the Eastern District of Virginia, 600 Granby Street, Norfolk, VA 23510. However, you must appear in person to inspect these documents. The Clerk’s office will not mail copies to you. You may also view and download the Stipulation at http://investors.LumberLiquidators.com.

If you have any questions about matters in this Notice you may contact by telephone at 1-800-449-4900 or in writing Rick Nelson, c/o Shareholder Relations, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101.

PLEASE DO NOT CALL, WRITE, OR OTHERWISE DIRECT QUESTIONS TO EITHER THE COURT OR THE CLERK’S OFFICE.

DATED: ______________, 2016	BY ORDER OF THE COURT
UNITED STATES DISTRICT COURT EASTERN DISTRICT OF VIRGINIA

19.

EXHIBIT A-2

UNITED STATES DISTRICT COURT FOR THE

EASTERN DISTRICT OF VIRGINIA

(Newport News Division)

In re LUMBER LIQUIDATORS HOLDINGS, INC. SECURITIES LITIGATION This Document Relates To: Lead Case No. 4:15cv16 and Consolidated Case Nos. 4:15cv25 and 4:15cv30	Master No. 4:13-cv-00157-AWA-DEM Hon. Arenda L. Wright Allen

 SUMMARY NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

EXHIBIT A-2

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF THE COMMON STOCK OF LUMBER LIQUIDATORS HOLDINGS, INC. (“LUMBER LIQUIDATORS” OR THE “COMPANY”) AS OF JULY 18, 2016 (THE “RECORD DATE”)

PLEASE TAKE NOTICE that the above-captioned shareholder derivative actions (the “Actions”) are being settled on the terms set forth in a Stipulation of Settlement, dated July 18, 2016 (the “Stipulation” or “Settlement”).[1] Under the terms of the Stipulation, as a part of the proposed Settlement, Lumber Liquidators shall receive a payment of $26,000,000 that it will use to resolve the related securities class action (subject to an interpleader action) and will adopt certain corporate governance enhancements. These reforms are designed to address the claims asserted in the Actions and enhance Lumber Liquidators’ monitoring of, response to, and compliance with environmental, health and safety laws, rules and regulations, as well as addressing stockholder concerns relating to the Company’s compliance with such laws, rules and regulations.

1           This notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the United States District Court for the Eastern District of Virginia. A link to the Form 8-K filed with the SEC containing the text of the Stipulation may be found on the Company’s website at the Investor Relations page at http://investors.LumberLiquidators.com. All capitalized terms herein have the same meanings as set forth in the Stipulation.

The full Board reviewed the derivative settlement parameters, and exercising its business judgment and mindful of its duties to stockholders, approved the settlement. The Settling Defendants agree and acknowledge that the $26 million payment that will be used to resolve the related securities class action and the corporate governance enhancements confer substantial benefits upon Lumber Liquidators and its stockholders.

In light of the substantial benefits conferred upon Lumber Liquidators by Plaintiffs’ Counsel’s efforts, the Company, by and through its Board of Directors, in exercising its business judgment, has agreed to pay Plaintiffs’ Counsel $5 million in attorneys’ fees and expenses, subject to Court approval.

IF YOU WERE A RECORD OR BENEFICIAL OWNER OF LUMBER LIQUIDATORS COMMON STOCK AS OF JULY 18, 2016, PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY AS YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE ABOVE-REFERENCED LITIGATION.

On __________, 2016, at _____ _.m., a hearing (the “Settlement Hearing”) will be held at the United States District Court for the Eastern District of Virginia, 600 Granby Street, Norfolk, VA 23510, before the Honorable Arenda Wright Allen, to determine: (1) whether the terms of the proposed Settlement, including the separately negotiated attorneys’ fees and expenses, should be approved as fair, reasonable and adequate; and (2) whether the Actions should be dismissed on the merits and with prejudice on the terms set forth in the Stipulation.

Any Lumber Liquidators stockholder that objects to the Settlement shall have a right to appear and to be heard at the Settlement Hearing, provided that he, she or it was a stockholder of record or beneficial owner as of July 18, 2016. Any Lumber Liquidators stockholder who satisfies this requirement may enter an appearance through counsel of such stockholder’s own choosing and at such stockholder’s own expense, or may appear on their own. However, no stockholder of Lumber Liquidators shall be heard at the Settlement Hearing unless, no later than ____________, 2016, such stockholder has filed with the Court, a written notice of objection containing the following information:

1.           Your name, legal address, and telephone number;

2.           The case name and number (In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation, Lead Case No. 4:13-cv-00157-AWA-DEM);

3.           Proof of being a Lumber Liquidators stockholder as of the Record Date;

4.           The date(s) you acquired your Lumber Liquidators shares;

5.           A statement of your position with respect to the matters to be heard at the Settlement Hearing, including a statement of each objection being made;

6.           Notice of whether you intend to appear at the Settlement Hearing (this is not required if you have lodged your objection with the Court); and

7.           Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Settlement Hearing and the subject(s) of their testimony.

Only stockholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

If you wish to object to the proposed Settlement, you must file the written objection described above with the Court on or before ____________, 2016.

Any Lumber Liquidators stockholder as of July 18, 2016, who does not make his, her or its objection in the manner provided herein shall be deemed to have waived such objection and shall be forever foreclosed from making any objection to the fairness, reasonableness or adequacy of the Settlement as incorporated in the Stipulation and/or to the separately negotiated attorneys’ fees and expenses to Plaintiffs’ Counsel, unless otherwise ordered by the Court, but shall otherwise be bound by the Judgment to be entered and the releases to be given.

Inquiries may be made to Plaintiffs’ Counsel: Rick Nelson, c/o Shareholder Relations, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101; telephone 1-800-449-4900.

PLEASE DO NOT CONTACT THE COURT REGARDING THIS NOTICE

DATED: _________________, 2016	BY ORDER OF THE COURT
UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF VIRGINIA

EXHIBIT B

UNITED STATES DISTRICT COURT FOR THE

EASTERN DISTRICT OF VIRGINIA

(Newport News Division)

In re LUMBER LIQUIDATORS HOLDINGS, INC. SECURITIES LITIGATION, This Document Relates To: Lead Case No. 4:15cv16 and Consolidated Case Nos. 4:15cv25 and 4:15cv30	) ) ) ) ) ) ) ) ) )	Master No. 4:13-cv-00157-AWA-DEM Hon. Arenda L. Wright Allen

[PROPOSED] ORDER APPROVING DERIVATIVE SETTLEMENT AND ORDER OF
DISMISSAL WITH PREJUDICE

EXHIBIT B

This matter came before the Court for hearing pursuant to the Order of this Court, dated _____________, 2016 (“Order”), on Plaintiffs’ motion for final approval of the settlement (“Settlement”) set forth in the Stipulation of Settlement, dated July 18, 2016 (the “Stipulation”). Due and adequate notice having been given of the Settlement as required in said Order, and the Court having considered all papers filed and proceedings had herein, and otherwise being fully informed in the premises and good cause appearing therefor, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

1.           This District Court Approval Order incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation (in addition to those capitalized terms defined herein).

2.           This Court has jurisdiction over the subject matter of the Actions, including all matters necessary to effectuate the Settlement, and over all parties to the Actions, including, but not limited to, the Plaintiffs, Lumber Liquidators Holdings, Inc. (“Lumber Liquidators”), current Lumber Liquidators Securities Holders, and the Settling Defendants.

1.

3.           The Court finds that the notice provided to Lumber Liquidators stockholders was the best notice practicable under the circumstances of these proceedings and of the matters set forth therein, including the Settlement set forth in the Stipulation, to all Persons entitled to such notice. The notice fully satisfied the requirements of Federal Rule of Civil Procedure 23.1 and due process.

4.           The Actions and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice. As among Plaintiffs, the Settling Defendants and Lumber Liquidators, the parties are to bear their own costs, except as otherwise provided in the Stipulation.

5.           The Court finds that the terms of the Stipulation and Settlement are fair, reasonable and adequate as to each of the Settling Parties, and hereby finally approves the Stipulation and Settlement in all respects, and orders the Settling Parties to perform its terms to the extent the Settling Parties have not already done so.

6.           Upon the Effective Date, Plaintiffs (acting on their own behalf and derivatively on behalf of Lumber Liquidators and its stockholders), Lumber Liquidators, all other Securities Holders, and the Company, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Judgment shall have, fully, finally, and forever compromised, settled, released, resolved, relinquished, waived and discharged and dismissed with prejudice each and every one of the Released Claims against the Released Persons.

7.           Upon the Effective Date, Plaintiffs (acting on their own behalf and derivatively on behalf of Lumber Liquidators and its stockholders), Lumber Liquidators and any Person acting on behalf of Lumber Liquidators, all other Securities Holders, and the Company, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Claims against any of the Released Persons. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

2.

8.           Upon the Effective Date, each of the Released Persons, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Judgment shall have, fully, finally, and forever compromised, settled, released, resolved, relinquished, waived and discharged each and all of the Plaintiffs and Plaintiffs’ Counsel and all current Lumber Liquidators stockholders (solely in their capacity as Lumber Liquidators stockholders) from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Actions or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

9.           The Court hereby approves the Fee and Expense Amount in accordance with the Stipulation and finds that such fee is fair and reasonable in light of the substantial benefits conferred upon Lumber Liquidators by the Settlement.

10.           Neither the Stipulation nor the Settlement, including the Exhibits attached thereto, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be offered, attempt to be offered or used in any way as a concession, admission, or evidence of the validity of any Released Claims or any fault, wrongdoing or liability of the Released Persons or Lumber Liquidators; or (b) is or may be deemed to be or may be used as a presumption, admission, or evidence of any liability, fault or omission of any of the Released Persons or Lumber Liquidators in any civil, criminal or administrative or other proceeding in any court, administrative agency, tribunal or other forum. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement, shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement and Stipulation, and except that the Released Persons may file or use the Stipulation, the District Court Approval Order and/or the Judgment in any action in order to support a claim, defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar claim defense or counterclaim.

3.

11.           During the course of the Actions, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11, and all other similar laws relating to the institution, prosecution, defense of, or settlement of the Actions.

12.           Without affecting the finality of this District Court Approval Order and the Judgment in any way, this Court hereby retains continuing and exclusive jurisdiction over the Actions and the parties to the Stipulation to enter any further orders as may be necessary to effectuate, implement and enforce the Stipulation and the Settlement provided for therein and the provisions of this District Court Approval Order.

13.           This District Court Approval Order and the Judgment is a final and appealable resolution in the Actions as to all claims and the Court directs immediate entry of the Judgment forthwith by the Clerk in accordance with Rule 58, Federal Rules of Civil Procedure, dismissing the Actions with prejudice.

IT IS SO ORDERED.

DATED:
THE HONORABLE ARENDA WRIGHT ALLEN
UNITED STATES DISTRICT JUDGE

4.

EXHIBIT C

UNITED STATES DISTRICT COURT FOR THE

EASTERN DISTRICT OF VIRGINIA

(Newport News Division)

In re LUMBER LIQUIDATORS HOLDINGS, INC. SECURITIES LITIGATION, This Document Relates To: Lead Case No. 4:15cv16 and Consolidated Case Nos. 4:15cv25 and 4:15cv30	) ) ) ) ) ) ) ) )	Master No. 4:13-cv-00157-AWA-DEM Hon. Arenda L. Wright Allen

[PROPOSED] JUDGMENT

EXHIBIT C

Plaintiffs, having moved for final approval of the settlement set forth in the Stipulation of Settlement, dated July 18, 2016 and the matter having come before the Honorable Arenda Wright Allen, United States District Judge, and the Court, on ___________, 2016, having issued its Order Approving Derivative Settlement and Order of Dismissal with Prejudice, and having directed the Clerk of the Court to enter judgment, it is

ORDERED, ADJUDGED AND DECREED:

1.           This Judgment incorporates by reference the Court’s Order Approving Derivative Settlement and Order of Dismissal with Prejudice dated _____________, 2016; and

2.           That for the reasons stated in, and pursuant to the terms set forth in, the Court’s Order Approving Derivative Settlement and Order of Dismissal with Prejudice dated _____________, 2016, Plaintiffs’ Motion for Final Approval of Derivative Settlement is granted; accordingly, this case, and all related cases, are closed.

Dated:	Norfolk, Virginia	BY:

___________________, 2016
Clerk of Court